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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.            )

Check the appropriate box:
/ /	Preliminary Information Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
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Consolidated Edison Company of New York, Inc.
(Name of Registrant As Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF UTILITY STOCKHOLDERS

Dear $5 Preferred Stockholders:

The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. (the "Utility") will be held at the Utility's Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 20, 2002 at Noon for the following purposes:

  a.
  To elect the members of the Utility's Board of Trustees as described in the Information Statement (attached hereto and incorporated herein by reference); and

  b.
  To transact such other business as may properly come before the meeting, or any adjournment thereof.

Consolidated Edison, Inc. owns approximately 99 percent of the shares entitled to vote at the Utility's Annual Meeting, and intends to vote these shares for election of the nominees described in the Information Statement. The holders of the Utility's $5 Preferred Stock hold the remaining shares entitled to vote.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because Consolidated Edison, Inc. owns approximately 99 percent of the shares entitled to vote at the Utility's Annual Meeting, the voting of your shares cannot affect the outcome of voting at the meeting.

                      By Order of the Board of Trustees
                      SADDIE L. SMITH
                       Secretary

Dated: April 22, 2002

Information Statement

This Information Statement is provided to stockholders of Consolidated Edison Company of New York, Inc. (the "Utility") in connection with the Utility's Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Utility's Annual Meeting will be held at the Utility's principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 20, 2002 at Noon. This Information Statement is being mailed to stockholders on or about April 18, 2002.

Holders of record as of the close of business on April 2, 2002 of the outstanding Common Stock, $2.50 par value, of the Utility ("Utility Common Stock") and the $5 Cumulative Preferred Stock of the Utility ("$5 Preferred") are entitled to receive notice of the Utility's Annual Meeting. As of April 2, 2002, there were outstanding 235,488,094 shares of Utility Common Stock and 1,915,319 shares of $5 Preferred, each entitled to one vote per share.

Consolidated Edison, Inc. (the "Parent") owns all of the Utility Common Stock. No Trustee or executive officer of the Utility owns any voting or equity securities of the Utility and, to the best knowledge of the management of the Utility, no person, other than the Parent, owns more than 5 percent of any class of voting securities of the Utility.

This Information Statement includes two appendices, each of which is attached hereto and incorporated by reference herein. Appendix A is the Proxy Statement, dated April 8, 2002, for the Parent's Annual Meeting of Stockholders, excluding the attachment thereto which contains financial information about the Parent (the "Parent's Proxy Statement"). Appendix B is financial information about the Utility consisting of selected financial data, selected quarterly information and management's discussion and analysis of financial condition and results of operations and audited financial statements.

The Parent intends to vote the Utility Common Stock, which represents approximately 99 percent of the shares entitled to vote at the Utility's Annual Meeting, to elect as members of the Utility's Board of Trustees the same persons nominated for election as members of the Parent's Board of Directors (as described in the Parent's Proxy Statement). All of the nominees for the Board of Trustees are currently Trustees of the Company except Mr. Michael J. Del Giudice. The Utility knows of no other matters that will be considered at the meeting, and the Parent has no plans to bring any other matter before the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the Parent owns approximately 99 percent of the shares entitled to vote at the Utility's Annual Meeting, the voting of your shares cannot affect the outcome of voting at the meeting.

Except as otherwise provided above, the information required in this Information Statement (including information with respect to the nominees for election as members of the Utility's Board of Trustees), is substantially the same as information provided in the Parent's Proxy Statement (including information with respect to the nominees for election as members of the Parent's Board of Directors). Meetings of the Utility's Board of Trustees and the Parent's Board of Directors are generally held jointly as are meetings of the Boards' committees. Neither members of the Boards, nor the executive officers of the Utility and the Parent, are paid any additional compensation for concurrent service to the Utility and the Parent.

Dated: April 22, 2002

1

Appendix A: 2002 Proxy Statement

Proxy Statement

Introduction

        This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. ("CEI" or the "Company") in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company's principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 20, 2002 at 10:00 a.m.

Solicitation of Proxies

        The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of CEI, for use at the 2002 Annual Meeting of Stockholders. The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 8, 2002.

        Included as an Appendix to this Proxy Statement are the Company's consolidated financial statements and accompanying notes for the year ended December 31, 2001, and other information relating to the Company's financial condition and results of operations. The Company's Summary Annual Report to Stockholders also accompanies the mailing of this Proxy Statement.

        This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $20,000, plus out-of-pocket expenses.

Record Date, Outstanding

Voting Securities and Voting Rights

        The Board of Directors has established April 2, 2002, as the record date for the determination of CEI's stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 212,585,320 shares of Common Stock which are entitled to one vote per share upon the propositions to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

        The enclosed proxy card is for the number of shares registered in your name with CEI, together with any additional full shares held in your name in CEI's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

        In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, shall be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of the quorum.

Voting and Revocation of Proxies

        All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

        Instead of submitting a signed proxy card, if you are a stockholder of record located in the United States, you may vote your proxy by telephone using the control number and instructions set forth on the proxy card. You may also vote by the Internet using the control number that has been assigned to you. Voting by telephone or by the Internet eliminates the need to return the proxy card.

        The telephone and Internet voting procedures may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

        Voting by use of a proxy on the enclosed proxy card, telephone or on the Internet does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A shareholder may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

Attendance and Procedures at the Annual Meeting

        Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. You may be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Election of Directors

(Item 1 on Proxy Card)

        Twelve Directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company. The current non-officer nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields.

        At the last Annual Meeting, the stockholders of the Company elected 12 Directors constituting the entire Board of Directors. Since then there was a change regarding the members of the Board. Mr. Vincent A. Calarco was elected to the Board of Directors, effective September 20, 2001. He is the Chairman of Crompton Corporation, a global manufacturer and marketer of specialty chemicals, polymer products and equipment with sales in 120 countries.

        At the opening of business on May 20, 2002, Mr. E. Virgil Conway, the senior member of the Board of Directors, will retire from the Board following 32 years of outstanding and dedicated service to the Company.

        With the exception of Mr. Calarco, all of the nominees were elected Directors at the last Annual Meeting. The Company's management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors, except Mr. Del Giudice, also serve as Trustees of CEI's subsidiary, Consolidated Edison Company of New York, Inc. ("Con

Edison of New York"). Mr. McGrath and Mr. Del Giudice also serve on the Board of CEI's subsidiary, Orange and Rockland Utilities, Inc. ("O&R").

        Shares represented by every properly-signed proxy will be voted at the Annual Meeting for the election of Directors of the persons nominated by management, except where the shareholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

Information About Nominees

        The name and age of each of the nominees, the year in which each was first elected a Director or Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2002, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2002, are set forth below, based on information provided by the nominees.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
[PETER LIKINS PHOTO]	Peter W. Likins, 65
President, University of Arizona, Tucson, Arizona since October 1997. Dr. Likins was previously President of Lehigh University, Bethlehem, Pa. Dr. Likins has been a Trustee of Con Edison of New York since 1978 and a Director of CEI since December 1997. Director or Trustee, Harris Trust Bank of Arizona, Parker-Hannifin Corporation, Udall Foundation and University Medical Center. Member, National Academy of Engineering.
Shares owned: 5,003

[EUGENE MCGRATH PHOTO]	Eugene R. McGrath, 60
Chairman of the Board, President and Chief Executive Officer of CEI since October 1997. Chairman and Chief Executive Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September 1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of CEI since October 1997 and a Director of O&R since July 1999. Director or Trustee, Atlantic Mutual Insurance Company, Schering-Plough Corporation, Business Council of New York State, Inc., New York City Partnership and Chamber of Commerce, Barnard College, American Woman's Economic Development Corporation, The Fresh Air Fund, the Wildlife Conservation Society and the United Way of New York City. Member, National Academy of Engineering.
Shares owned: 376,678*

[GORDON DAVIS PHOTO]	Gordon J. Davis, 60
Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at Law New York, New York since November 2001. Mr. Davis served as the President of Lincoln Center for the Performing Arts, New York, N.Y. from January 2001 to September 2001. He was a Partner at LeBoeuf, Lamb, Greene & MacRae LLP from October 1994 to December 2000. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December 1997. Director or Trustee, Phoenix Home Life Mutual Insurance Company, certain mutual funds managed by the Dreyfus Corporation, Jazz at Lincoln Center, Inc. (Founding Chairman/ Emeritus), New York Public Library and the Studio Museum In Harlem.
Shares owned: 3,653

[ELLEN FUTTER PHOTO]	Ellen V. Futter, 52
President and Trustee, American Museum of Natural History, New York, N.Y. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of CEI since December 1997. Director, Trustee or Member, American International Group, Inc., Bristol-Myers Squibb Company, J.P. Morgan Chase & Co., Inc., NYC & Company, Council on Foreign Relations, Memorial Sloan-Kettering Cancer Center and Yale School of Management Advisory Board. Fellow, American Academy of Arts and Sciences.
Shares owned: 3,078

[RICHARD VOELL PHOTO]	Richard A. Voell, 68
Private investor and retired President and Chief Executive Officer of The Rockefeller Group, New York, N.Y. (real estate, real estate services and communications and communications services). Mr. Voell has been a Trustee of Con Edison of New York since 1990 and a Director of CEI since December 1997. Member, Council on Foreign Relations. Director and Member of the Nominating Committee of the Wildlife Conservation Society. And Past Chairman, Economic Club of New York.
Shares owned: 7,219

[SALLY HERNANDEZ-PINERO	Sally Hernandez-Piñero, 49
PHOTO]	Practicing Attorney at Law, New York, NY since January 1, 2002. Previously Mrs. Hernandez-Piñero was the Senior Vice President, The Related Companies, L.P. New York, N.Y. from May 1999 to December 2001. Mrs. Hernandez-Piñero was a Managing Director of Fannie Mae from July 1998 to April 1999. She was of counsel to the law firm of Kalkines, Arky, Zall & Bernstein, New York, N.Y. from 1994 to 1998. Mrs. Hernandez-Piñero has been a Trustee of Con Edison of New York since 1994 and a Director of CEI since December 1997. Director or Trustee, Accuhealth, Inc., American Museum of Natural History, The Dime Savings Bank, Goodwill Industries and Tarragon Realty Investors, Inc.
Shares owned: 2,313

[STEPHEN VOLK PHOTO]	Stephen R. Volk, 65
Chairman, Credit Suisse First Boston New York, New York since January 31, 2002. He was formerly Vice Chairman at Credit Suisse First Boston from August 2001 to January 2002. Mr. Volk was also Senior Partner at Shearman & Sterling, Attorneys at Law, New York, N.Y. Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of CEI since December 1997. Member, Council on Foreign Relations and the Harvard Law School Dean's Advisory Board. Mr. Volk also serves as a Director of ContiGroup Companies, Inc.
Shares owned: 3,283

[JOAN FREILICH PHOTO]	Joan S. Freilich, 60
Executive Vice President and Chief Financial Officer of CEI and Con Edison of New York since March 1998. She was Senior Vice President and Chief Financial Officer of CEI from October 1997 to February 1998 and of Con Edison of New York from July 1996 to February 1998. Ms. Freilich has been a Trustee of Con Edison of New York since 1997 and a Director of CEI since October 1997. Trustee, Citizens Budget Commission and College of New Rochelle.
Shares owned: 106,227**

[MICHAEL J. DEL GIUDICE PHOTO]	Michael J. Del Giudice, 59
Managing Director and Principal, Millennium Credit Markets, LLC, New York, N.Y. He co-founded Millennium in 1996. Mr. Del Giudice has been a Director of CEI since July 1999. He also has been a Director of O&R since 1988, and was Chairman of the Board from February 1998 to July 1999. Director, Barnes and Noble, Inc. and Frontline Group. Chairman of the Governor's Committee on Scholastic Achievement.
Shares owned: 2,556

[GEORGE CAMPBELL, JR. PHOTO]	George Campbell, Jr., 56
President, The Cooper Union for the Advancement of Science and Art, New York, N.Y. since July 2000. Dr. Campbell previously served as the President and CEO of NACME, Inc. Dr. Campbell has been a Director of CEI and a Trustee of Con Edison of New York since February 2000. Trustee, Rensselaer Polytechnic Institute, Montefiore Medical Center and New York Hall of Science. Member, President's Circle, National Academy of Sciences. Fellow, American Association for the Advancement of Science.
Shares owned: 2,646***

[GEORGE SARNEY PHOTO]	George W. Sarney, 62
Chairman of Spirent plc, Crawley, West Sussex, U.K. (supplier of telecommunications testing systems and network products) since September 1999. Dr. Sarney was CEO of the Intelligent Automation group of Invensys plc., London, U.K. from 1995 to 1999. He has been a Director of CEI and a Trustee of Con Edison Company of New York since January 2001.
Shares owned: 2,800

[VINCENT CALARCO PHOTO]	Vincent A. Calarco, 59
Chairman, President, Chief Executive Officer and Director of Crompton Corporation since 1999. Chairman, President and Chief Executive Officer of Crompton & Knowles from 1986 to 1999. Mr. Calarco has been a Director of CEI and a Trustee of Con Edison Company of New York since September 20, 2001. Mr. Calarco also serves as a Director of Newmont Mining Corporation and a Trustee of the Hospital of St. Raphael.
Shares owned: 200

*
Includes 360,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

**
Includes 104,000 shares underlying currently exercisable options or exercisable within 60 days of the date of this proxy statement.

***
As of March 7, 2002.

        The number of shares of Common Stock beneficially owned as of January 31, 2002, by each of the executive officers named in the compensation table on page 11 who are not also nominees is set forth below.

Name	Shares Owned*
Kevin Burke	64,476
John D. McMahon	27,806
Stephen B. Bram	64,481

*
Includes shares underlying options which are currently exercisable or exercisable within 60 days of the date of this proxy statement for: Mr. Burke—60,000, Mr. McMahon—26,000 and Mr. Bram—64,000.

        As of January 31, 2002, no nominee or officer was the beneficial owner of any class of equity securities of CEI or beneficially owned more than 0.177 percent of the total outstanding Common Stock. As of the same date all officers and members of the Board as a group beneficially owned 1,184,770 shares, including 1,067,000 shares underlying currently exercisable options, (0.5584 percent) of the outstanding Common Stock. Each officer and member of the Board held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

        The following table provides, as of December 31, 2001, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of CEI.

Name and address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Alliance Capital Management, L.P 1290 Avenue of the Americas New York, NY 10104	16,503,088(1)	7.6%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	11,122,600(2)	5.2%

(1)
Alliance Capital Management, L.P. has sole dispositive power for 16,483,988 shares.

(2)
Capital Research and Management Company has sole dispositive power for 11,122,600 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its affiliates with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2001 pursuant to Section 16(a) of the Act and written representations from certain reporting persons, the Company believes that all of the reports were filed on a timely basis, except that Ms. Wanda Skalba, a Vice President, inadvertently filed a late Form 4.

Board Members' Fees and Attendance

        Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended, and a fee of $1,500 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. CEI will reimburse Board members, who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the CEI Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

        The Chairs of the Audit, Environmental, Executive Personnel and Pension, Finance, Nominating and Planning Committees each receive an annual retainer fee of $4,000. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Members of the Board may participate in the Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for Non-Officer Directors described below. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

        The Company has a restricted common stock plan for non-officer directors. Under the plan each non-officer Director received 200 shares of CEI Common Stock on the adoption of the plan. Each Director receives an additional award of 200 shares following each Annual Meeting. A new Director receives 200 shares upon joining the Board. Shares of stock received under the plan may not be transferred by the Director (except to a family member or a trust or other entity for estate planning purposes) without the permission of CEI's Board or the Executive Personnel and Pension

Committee of the Board until the earlier of (i) five years from the date of grant, (ii) retirement from the Board at age 72 or earlier with the permission of the Board or the Committee, (iii) the death of the Director or (iv) a change in control of CEI.

        The Company has a deferred compensation plan applicable to non-officer members of the Board. A Board member who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of April 1, 2002, one former Trustee of Con Edison of New York was a participant in the plan.

        The Company has a retirement plan for those Board members who are not entitled to receive employee pension benefits from the Company. The plan provides that a member who retires from the Board and who has completed ten full years of service on the Board shall receive annually, for life, commencing at age 65 or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board, changing as and when such annual retainer changes. The benefits for a Board member who retires with less than ten years of service are prorated. As of April 1, 2002, five former Trustees of Con Edison of New York were participants in the plan.

        The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase for the participants either outstanding shares of Common Stock of CEI or shares issued directly by CEI from authorized but unissued shares. The Company pays brokerage and other expenses relating to the plan.

        The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2001 and will provide services in 2002. The law firm of Shearman & Sterling, of which Mr. Volk was formerly Senior Partner, provided services to CEI and its subsidiaries in 2001 and will provide them in 2002.

        The Board of Directors held nine regular and four special meetings in 2001. During 2001 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

Standing Committees of the Board

        The Audit Committee, composed of five non-officer Directors (Mrs. Hernandez-Piñero, Chair, Dr. Campbell, Mr. Del Giudice, Ms. Futter and Dr. Sarney), meets with the Company's management, including Con Edison of New York's General Auditor and the Company's independent accountants, several times a year to discuss internal controls and accounting matters, the Company's financial statements and the scope and results of the auditing programs of the independent accountants and of the Company's internal auditing department. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Audit Committee held three meetings in 2001.

        The Environmental Committee, composed of four non-officer Directors (Ms. Futter, Chair, Mr. Davis, Mrs. Hernandez-Piñero and Dr. Likins), provides advice and counsel to the Company's management on corporate environmental policy and on such other environmental matters as from time to time the Committee deems appropriate; reviews significant new developments in environmental laws and governmental agency actions as they affect the Company's corporate environmental policies; reviews significant issues relating to the Company's compliance with environmental laws and regulations and corporate environmental policies; meets annually with the Planning Committee to review and evaluate planning and environmental issues; submits recommendations to the Board with respect to environmental-related matters; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment. The Environmental Committee held five meetings in 2001.

        The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and four non-officer Directors (Mr. Conway, Dr. Likins, Mr. Voell and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2001.

        The Executive Personnel and Pension Committee, composed of five non-officer Directors (Mr. Conway, Chair, Mr. Calarco, Dr. Campbell, Mrs. Hernandez-Piñero and Mr. Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in Con Edison of New York's Executive Incentive Plan, subject to confirmation by the Board and administers CEI's Stock Option Plan, including determining the recipients of, and the number of shares covered by, stock option grants. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. The Executive Personnel and Pension Committee held four meetings during 2001.

        The Finance Committee, which is composed of five non-officer Directors (Mr. Volk, Chair, Mr. Conway, Mr. Davis, Dr. Likins and Mr. Voell), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budget, major contracts and real estate transactions and litigation and other financial matters, and reviews five-year financial forecasts. It also examines and makes recommendations to the Board with respect to the annual capital budgets, major purchases and real estate transactions, and litigation settlements. The Finance Committee held eight meetings during 2001.

        The Nominating Committee, composed of five non-officer Directors (Mr. Voell, Chair, Mr. Calarco, Mr. Conway, Ms. Futter and Mr. Volk), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters. The Nominating Committee held five meetings in 2001. The Committee has no formal procedures for consideration of recommendations for nominations to the Board. It considers candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is willing to serve.

        The Planning Committee, composed of eight non-officer Directors (Dr. Likins, Chair, Mr. Calarco, Mr. Davis, Mr. Del Giudice, Ms. Futter, Mrs. Hernandez-Piñero, Dr. Sarney and Mr. Volk), reviews and makes recommendations to the Board regarding long range planning for the Company. The Planning Committee held three meetings in 2001.

Compensation Committee Interlocks and Insider Participation

        Mr. Calarco, Dr. Campbell, Mr. Conway, Mrs. Hernandez-Piñero and Mr. Voell were on CEI's Executive Personnel and Pension Committee in 2001. The Company believes that there are no interlocks with the members who serve on the Committee.

REPORT OF THE AUDIT COMMITTEE

        The Company's Audit Committee consists of five members of the Board. Each member of the Audit Committee is independent and the members meet the other qualifications required by the New York Stock Exchange. The charter of the Audit Committee has been approved by the Board of Directors. A copy of the Audit Committee Charter was filed with the Securities and Exchange Commission as Appendix A to the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 21, 2001.

        The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2001, which are included in this Proxy Statement as Appendix A. The Audit Committee has also discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the independence of PwC with their representatives of that firm. The Audit Committee also has considered whether the provision of limited non-audit services to the Corporation is compatible with the independence of PwC and concluded that they were.

        Based on the Audit Committee's review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee
Sally Hernandez-Piñero (Chair)
George Campbell, Jr.
Michael J. Del Giudice
Ellen V. Futter
George W. Sarney

Fees Paid to PricewaterhouseCoopers, LLC

        Fees paid or payable to PwC for services rendered during 2001 are as follows:

Audit fees	$1,139,000
Financial information systems design and implementation fees	—
All other fees	543,684

Total fees	$1,682,684

        In connection with the 2001 audit of CEI, PwC examined the Company's and its subsidiaries' annual financial statements and reviewed interim financial statements and certain of the Company's or its subsidiaries' filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission. The major items included in the total of all other fees are comfort letters for securities issuances ($139,000), audits of the Company's pension and certain other benefit plans ($120,000), risk management advisory services ($62,307), and lease and tax accounting advice ($111,771).

        The audit committee considered whether the provision of non-audit services was compatible with maintaining PwC's independence.

MANAGEMENT PROPOSAL

(Item 2 on Proxy Card)

        Proposal No. 2—Ratification of the Appointment of PricewaterhouseCoopers, LLP as Independent Accountants for the Year 2002.

        At the Annual Meeting, the Board will recommend that the stockholders ratify and approve the selection of PricewaterhouseCoopers, LLP ("PwC") as independent accountants for the Company for the year 2002. PwC has acted in the same capacity for the Company for many years.

        Before the Audit Committee recommended the appointment of PwC, it considered that firm's qualifications. This included a review of PwC's performance in prior years, as well as PwC's reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2002 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

        Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

        Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

  The Board Recommends a Vote FOR Proposal No. 2.

STOCKHOLDER PROPOSAL

(Item 3 on Proxy Card)

        Proposal No. 3—Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

        "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

        The statement made in support of this proposal is as follows:

        "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

        "Last year the owners of 15,384,595 shares, representing approximately 12.22% of shares voting, voted FOR this proposal.

        "If you AGREE, please mark your proxy FOR this proposal."

        The Board of Directors Recommends That You Vote AGAINST Proposal No. 3 for the Following Reasons:

        Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules. In accordance with those rules CEI currently provides information on pages 11 through 18 of the Proxy Statement concerning compensation for the five highest paid executive officers.

        The proposal would impose on CEI more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

        The Board of Directors Recommends a Vote AGAINST Proposal No. 3.

        Adoption of the preceding stockholder resolution (Proposal 3) would require the affirmative vote of a majority of shares of Common Stock voted on the proposal at the meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2001. The positions shown are the officers' positions with the Company or with the Company's principal subsidiaries, Con Edison of New York or Orange and Rockland Utilities, Inc. as of December 31, 2001.

	Annual Compensation							Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards(2)		Number of Option Shares	All Other Compensation(6)
Eugene R. McGrath Chairman of the Board and Chief Executive Officer(1)(3)	2001 2000 1999	$ $ $	1,123,333 1,030,000 943,333	$ $ $	1,400,000 981,000 585,000	$ $ $	16,389 17,408 17,996	$	— 6,237,500 —	200,000 150,000 150,000	$ $ $	51,407 49,459 41,746
Joan S. Freilich Executive Vice President and Chief Financial Officer(1)	2001 2000 1999	$ $ $	425,000 385,000 338,333	$ $ $	275,000 250,000 170,000		— — —	$	— 1,559,375 —	40,000 40,000 50,000	$ $ $	12,750 11,550 9,676
Kevin Burke President and Chief Operating Officer(4)	2001 2000 1999	$ $ $	370,000 310,000 264,167	$ $ $	290,000 215,000 113,401		— — —	$	— 1,559,375 —	50,000 20,000 18,000	$ $ $	11,100 7,600 7,901
John D. McMahon Senior Vice President and General Counsel(1)	2001 2000 1999	$ $ $	379,617 332,800 272,800	$ $ $	270,000 215,000 115,000		— — —	$	— 1,559,375 —	40,000 40,000 20,000	$ $ $	11,389 9,984 8,276
Stephen B. Bram President and Chief Executive Officer of O&R(5)	2001 2000 1999	$ $ $	386,667 366,000 343,417	$ $ $	194,400 145,350 90,000		— — —		— — —	40,000 18,000 16,000	$ $ $	9,050 10,130 10,363

(1)
Holds same positions with Con Edison of New York.

(2)
The aggregate restricted stock holdings by the individuals named in the table at December 31, 2001 was 350,000 restricted stock units, with each unit representing the right to one share of Common Stock of the Company. The aggregate units had a value of $14,126,000 based on the closing price of a share of Common Stock as of December 31, 2001. The units vest 50% on August 31, 2003, 25% on August 31, 2004 and 25% on August 31, 2005. Amounts equal to dividends payable on the Company's shares are payable on the restricted stock units.

(3)
Also President of CEI.

(4)
Position with Con Edison of New York.

(5)
Position with Orange and Rockland Utilities, Inc.

(6)
The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2001, Mr. McGrath, life insurance—$17,707; Thrift Plan—$5,100; DIP—$28,600; Ms. Freilich, Thrift Plan—$5,100; DIP—$7,650; Mr. Burke, Thrift Plan—$5,100; DIP—$6,000; Mr. McMahon, Thrift Plan—$5,100; DIP—$6,289; Mr. Bram, Thrift Plan—$2,550; DIP—$6,500. For 2000, Mr. McGrath, life insurance—$18,559; Thrift Plan—$5,100; DIP—$25,800; Ms. Freilich, Thrift Plan—$5,100; DIP—$6,450; Mr. Burke, Thrift Plan—$3,400; DIP—$4,200; Mr. McMahon, Thrift Plan—$5,100; DIP—$4,884; Mr. Bram, Thrift Plan—$4,250; DIP—$5,880. For 1999, Mr. McGrath, life insurance—$18,957; Thrift Plan—$5,513; DIP—$17,276; Ms. Freilich, Thrift Plan—$5,513; DIP—$4,163; Mr. Burke, Thrift Plan—$5,513; DIP—$2,388; Mr. McMahon, Thrift Plan—$5,513; DIP—$2,763; Mr. Bram, Thrift Plan—$6,225; DIP—$4,138.

Report on Executive Compensation

        The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee of the Board, which was composed of five Board members in 2001. All action by the Committee pertaining to executive compensation, except for awards under the 1996 Stock Option Plan, is submitted to the full Board for approval. The Committee submits the following report related to compensation matters for 2001.

        The Committee's compensation policy—The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. In 2001, compensation of the Company's executive officers consisted primarily of base salary, which is reviewed by the Committee annually, a potential award under Con Edison of New York's Executive Incentive Plan or in the case of one officer an award under the Orange and Rockland Annual Team Incentive Plan (ATIP), which are shown in the Summary Compensation Table on page 11 under the caption "Bonus," and a potential award under the 1996 Stock Option Plan (the "Stock Option Plan"), which was approved by the stockholders at the 1996 Annual Meeting. In making its recommendations to the Board, with respect to salaries of officers, the Executive Incentive Plan and in making awards under the Stock Option Plan to officers, other than Mr. McGrath, the Committee considered recommendations made by Mr. McGrath. The Committee initiates the recommendations that are made to the Board with respect to Mr. McGrath's salary, any award under the Executive Incentive Plan and any grants the Committee makes to him under the Stock Option Plan. The establishment of goals and awards under O&R's ATIP plan are made by O&R's Board.

        Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Grants under the Stock Option Plan are based on individual performance and on an assessment of the individual's responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by compensation consulting firms. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

        In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with revenues exceeding $5 billion, a survey, entitled the "2000 Energy Services Industry Executive Compensation Report," of the compensation paid to chief executive officers in the electric utility industry and a survey of comparably sized general industry companies in the Northeast. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Electric Utilities Index shown on the performance graph on page 19. None of the non-utility companies in the surveys are in the Index.

        The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity), but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan or grants under the Stock Option Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

        2001 Base Salary Determinations—In 2001 individual performance and overall compensation ranges relevant to officers were the factors considered by the Executive Personnel and Pension Committee in determining the base salaries recommended for such individuals.

        2001 Executive Incentive Plan Awards—Each year under the Executive Incentive Plan, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed three quarters of one percent of Con Edison of New York's net income for common stock for the year. Awards may be made by the Committee, subject to approval by the Board, to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in the Company's common stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

        In recommending the amount awarded under the Executive Incentive Plan for year 2001, the Committee considered the following financial factors for 2001: earnings per share for 2001 in comparison to the budget and 2000 earnings per share; earnings available for common stock for 2001 in comparison to the budget and 2000 earnings; the increase in the Company's common stock price compared to the Standard & Poor's ("S&P") 500 stock index and the S&P electric utilities index; the total market return on the Company's common stock for 2001; the rate of return on shareholders' equity in 2001 compared to 2000; the total average annual return on the Company's common stock for the five-year period ending December 31, 2001 compared to the average for the S&P electric utilities index; the increase in the Company's dividend of 0.9% in 2001 compared with the industry average increase of 1.2%; and the continued strength of the Company's credit quality, with senior unsecured debt ratings of A-1 by Moody's and A+ by Standard and Poor's.

        The Committee also considered the following additional factors: the Company's extraordinarily successful efforts to restore electric, gas and steam service following the September 11 attack on the World Trade Center, which resulted in extensive damage to the Company's system, the efforts to insure adequate energy supplies during the 2001 summer and for the future; the excellent reliability of its energy delivery systems during the summer; the Company's leadership role in developing mechanisms to mitigate electricity prices when the competitive market is not functioning adequately and in educating governmental leaders, customers and the public about the power supply situation in New York; the award to the Company of the Edison Electric Institute's highest award, the Edison Award; the successful closing of the sale of the Indian Point 1 and 2 nuclear generating stations on September 6, 2001 and the closing of the sale of the jointly owned Roseton Generation Station in January 2001; the increase in the enrollment in the Company's Retail Choice programs; the termination of the Company's merger agreement with Northeast Utilities and the litigation resulting therefrom; the Company's continued progress in its programs to protect the environment; and the increase in minority representation in the Company's workforce from 33.7% to 36.0% and in female representation from 14.5% to 15.3%.

        Based on the Committee's review of the Company's performance in 2001, as reflected in the factors mentioned above, for 2001 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 100% percent of the target amount provided by the Plan.

        CEO Compensation—In making its recommendations to the Board with respect to both the base salary and the Executive Incentive Plan award for 2001 of Mr. McGrath and the Stock Option grant and Restricted Stock Award made to him in 2001, the Committee considered among other things, the Company's good financial and operating results; the Company's financial condition; the Company's response to the September 11 terrorist attack; Mr. McGrath's leadership role in addressing issues affecting the Company and the utility industry in general; the Company's continued progress in achieving the goal of environmental excellence; and the compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 13.

        I.R.S. Limitations on Deductibility of Executive Compensation—Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2001, a portion of Mr. McGrath's compensation exceeded the threshold. In the Committee's judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

The Executive Personnel and Pension Committee
E. Virgil Conway (Chairman) Vincent A. Calarco George Campbell, Jr. Sally Hernandez-Piñero Richard A. Voell

Employment Contracts and Termination of Employment and Change
in Control Arrangements

Employment Contracts

        The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

        Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich's agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement will be automatically extended for one-year periods unless either party terminates the agreement on six months' prior notice. Mr. McGrath's agreement may not be automatically extended more than twice. Each Employment Agreement provides for an annual base salary in the following amounts: Mr. McGrath—$1,090,000; Ms. Freilich—$425,000; Mr. Burke—$330,000; and Mr. McMahon—$342,000. The agreements provide that the Executive Personnel and Pension Committees will review the salaries at least annually for possible increase. The current salaries payable under the agreements are the following: Mr. McGrath—$1,190,000; Ms. Freilich—$470,000; Mr. Burke—$490,000; and Mr. McMahon—$463,000. The agreements also provided for restricted stock awards, which are shown in the Summary Compensation Table. Mr. McGrath's agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

        The employment periods under the Employment Agreements may also be ended by the Company for "cause," as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without "good reason" as defined in his agreement. The other officers may end their employment periods without "good reason" or, following a "change in control," with "good reason," as such terms are defined in the agreements. If Mr. McGrath is terminated other than for "cause," death or disability or he resigns for "good reason," or if the other officers are terminated prior to a "change in control" other than for "cause," death or disability, the officer will receive: (i) a lump sum equal to the officer's target award under the Company's Executive Incentive Plan ("EIP"), prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum equal to the net present value of two years additional service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) continued participation in the Company's health and life insurance plans for two years following termination, and (v) two years additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a "change in control," the "two" becomes a "three" in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath's employment without "cause," or he terminates his employment for "good reason," or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a "change in control," the Company terminates their employment without "cause," or the officer terminates his or her employment for "good reason," any unvested restricted stock units become fully vested on termination of employment.

        The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a "change in control."

Severance Plan

        The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including the officer listed in the Summary Compensation Table who is not covered by an employment agreement, certain benefits in the event their employment is involuntarily terminated by the Company without "cause," at any time. Enhanced severance benefits (as described below) would be payable if within two years following a "change of control," the officer is involuntarily terminated, other than for "cause," or the officer resigns for "good reason" (all such terms as defined in the plan). For an involuntary termination of employment before a "change of control," benefits under the plan include: (i) a lump sum equal to the officer's target award under the EIP, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer's annual salary and target award under the EIP; (iii) a lump sum payment equal to the net present value of one additional year's service credit under the Company's pension plans (assuming compensation at the officer's annual salary and target award); (iv) one year's additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company's health and life insurance plans; and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for "good reason" after a "change of control," the "one" becomes a "two" in clauses (ii), (iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an "excess parachute payment" under Section 4999 of the Internal Revenue Code.

Stock Options

        The purpose of the Stock Option Plan, which provides for granting options to purchase shares of the Company's Common Stock, is to promote the interests of the Company and its stockholders by providing long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, by strengthening their ability to attract and retain officers and other employees, and by aligning the interests of such persons with those of the Company's stockholders by facilitating their purchase of an equity interest in the Company. All grants of stock options outstanding under the 1996 Stock Option Plan have a term of 10 years from date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. In the event of a change in control of the Company, the Executive Personnel and Pension Committee of the Board may provide for appropriate adjustments including (i) rescinding or taking any other action with respect to any option to the extent necessary to permit the Company to engage in a merger, consolidation or business combination intended to be accounted for as a pooling of interests transaction or (ii) accelerating any exercisability or expiration dates, and settlements of options either at the time the option is granted or at a subsequent date.

Option Grants in Last Fiscal Year (2001)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2001	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Eugene R. McGrath	200,000	15.5%	$37.75	4/19/11	$1,046,000
Joan S. Freilich	40,000	3.1%	$37.75	4/19/11	$209,200
Kevin Burke	50,000	3.9%	$37.75	4/19/11	$261,500
John D. McMahon	40,000	3.1%	$37.75	4/19/11	$209,200
Stephen B. Bram	40,000	3.1%	$37.75	4/19/11	$209,200

(1)
The grant date present values were calculated using the Black-Scholes option pricing model applied as of the grant date, April 19, 2001. The values generated by this model depend upon the following assumptions: an option exercise date eight years after the grant date, a constant dividend yield on the underlying stock of 5.83 percent, an assumed annual volatility of the underlying stock of 21.32 percent; and a risk-free rate of return for the option period of 5.22 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No assumptions were made regarding restrictions on vesting or the likelihood of vesting.

Aggregated Option Exercises in Last Fiscal Year (2001)
and Fiscal Year-End Option Values (12/31/01)

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
	Number of Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene R. McGrath	0	0	210,000	500,000	$1,494,150	$1,701,000
Joan S. Freilich	0	0	54,000	130,000	$359,240	$418,800
Kevin Burke	0	0	42,000	88,000	$248,890	$287,700
John D. McMahon	0	0	6,000	100,000	$42,690	$418,800
Stephen B. Bram	0	0	48,000	71,000	$341,520	$222,300

(1)
Represents the difference between the market price of the Company's Common Stock and the exercise price of the option at 12/31/01. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Pension Plans

        The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Mr. McGrath by his employment agreement. CEI does not have a separate pension plan.

		Years of Service
Final verage Salary
	15	20	25	30	35	40	45
$50,000	$11,250	$15,000	$19,000	$24,000	$25,250	$26,500	$27,750
$100,000	$23,293	$31,057	$39,321	$49,586	$52,086	$54,586	$57,086
$200,000	$51,043	$68,057	$86,071	$108,086	$113,086	$118,086	$123,086
$300,000	$78,793	$105,057	$132,821	$166,586	$174,086	$181,586	$189,086
$400,000	$106,543	$142,057	$179,571	$225,086	$235,086	$245,086	$255,086
$500,000	$134,293	$179,057	$226,321	$283,586	$296,086	$308,586	$321,086
$600,000	$162,043	$216,057	$273,071	$342,086	$357,086	$372,086	$387,086
$700,000	$189,793	$253,057	$319,821	$400,586	$418,086	$435,586	$453,086
$800,000	$217,543	$290,057	$366,571	$459,086	$479,086	$499,086	$519,086
$900,000	$245,293	$327,057	$413,321	$517,586	$540,086	$562,586	$585,086
$1,000,000	$273,043	$364,057	$460,071	$576,086	$601,086	$626,086	$651,086
$1,500,000	$411,793	$549,057	$693,821	$868,586	$906,086	$943,586	$981,086
$2,000,000	$550,543	$734,057	$927,571	$1,161,086	$1,211,086	$1,261,086	$1,311,086
$2,500,000	$689,293	$919,057	$1,161,321	$1,453,586	$1,516,086	$1,578,586	$1,641,086

        The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. For purposes of the Plans, a participant's salary for a year is deemed to include any award under the Executive Incentive Plan (See "Report on Executive Compensation" above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 39 years; Ms. Freilich, 24 years; Mr. Burke, 29 years, Mr. McMahon, 25 years and Mr. Bram 39.

        Current compensation rates covered by the Plans for Messrs. McGrath, Burke, McMahon and Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table on page 12. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

        Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

Performance Graph

        The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1996 to December 31, 2001) with the cumulative total return of the Standard & Poor's Electric Utilities Index and the Standard & Poor's 500 Stock Index.

COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

	Years Ending
Company/Index
	1996	1997	1998	1999	2000	2001
Consolidated Edison Inc.	100	150.30	203.00	139.22	166.28	184.40
S&P 500 Index	100	133.36	171.48	207.56	188.66	166.24
Electric Companies-500	100	126.24	145.78	117.54	180.34	165.44

*
Based on $100 invested at December 31, 1996; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

Certain Information as to Insurance and Indemnification

        No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

        Effective December 2, 2001, the Company purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) CEI or its subsidiaries for payments they make to indemnify directors, trustees, officers and assistant officers of CEI and its subsidiaries (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by CEI or its subsidiaries and (c) CEI and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: A.C.E. Bermuda Insurance Ltd., Associated Electric & Gas Insurance Services Limited, Continental Casualty Company, Federal Insurance Company, Greenwich Insurance Company, Lumbermens Mutual Casualty Company, and Zurich American Insurance Company. The cost of this insurance was $863,500 for a one year term. The Company also purchased from Federal Insurance Company, Royal Insurance Company of America and Zurich American Insurance Company additional insurance coverage, for one year effective January 1, 2002, insuring the directors, trustees, officers and employees of CEI and its subsidiaries and certain other parties against certain liabilities which could arise in connection with the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $230,351.

Stockholder Proposals for 2003 Annual Meeting

        In order to be included in the proxy statement and form of proxy relating to the Company's 2003 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 9, 2002.

Other Matters to Come Before the Meeting

        Management intends to bring before the meeting only the election of Directors and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

        Please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions set forth on the proxy card. Your vote is important. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                      By Order of the Board of Directors,

                      SADDIE L. SMITH
                       Secretary

New York, N.Y.
April 8, 2002

Appendix B: 2002 Financial Report

SELECTED FINANCIAL DATA

CON EDISON OF NEW YORK*

	For the Year Ended December 31
	2001	2000	1999	1998	1998

	(Millions of Dollars)
Operating revenues	$8,122.2	$8,000.7	$6,956.0	$6,998.7	$7,196.2
Purchased power	2,818.9	2,988.1	1,669.2	1,252.0	1,349.6
Fuel	351.0	322.1	430.2	579.0	596.8
Gas purchased for resale	666.0	490.6	351.8	370.1	552.6
Operating income	1,046.5	952.1	1,001.5	1,067.1	1,035.3
Net income for common stock	649.5	570.1	698.3	728.1	694.5
Total assets	14,518.8	14,547.9	13,682.2	14,172.8	14,722.5
Long-term debt	5,011.8	4,915.1	4,243.1	4,050.1	4,188.9
Preferred stock subject to mandatory redemption	37.1	37.1	37.1	37.1	84.6
Common shareholders' equity	4,665.8	4,479.6	4,393.8	5,842.7	5,930.1

  *
  Con Edison, which was established as the parent holding company for Con Edison of New York effective January 1, 1998, owns all of Con Edison of New York's outstanding shares of common stock.

SELECTED QUARTERLY FINANCIAL DATA FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (UNAUDITED)

CON EDISON OF NEW YORK

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Millions of Dollars)
2001

Operating revenues	$2,438.9	$1,755.4	$2,297.0	$1,630.9
Operating income	267.6	199.1	366.5	213.3
Net income for common stock	171.8	102.9	269.0	105.8
2000

Operating revenues	$1,987.1	$1,721.5	$2,398.6	$1,893.5
Operating income	268.5	166.0	359.8	157.8
Net income for common stock	178.3	71.1	266.3	54.4

In the opinion of Con Edison of New York, these quarterly amounts include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison Company of New York, Inc. (Con Edison of New York) and should be read in conjunction with the financial statements and the notes thereto.

CON EDISON OF NEW YORK'S BUSINESS

Con Edison of New York is a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan. All of the common stock of Con Edison of New York is owned by Consolidated Edison, Inc. (Con Edison).

SIGNIFICANT DEVELOPMENTS

The September 11, 2001 attack on the World Trade Center damaged electric, gas and steam transmission and distribution facilities of Con Edison of New York. See Note P to the financial statements.

In 2001, Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station and its 1,000 MW nuclear generating unit and related assets for $642.5 million. See "Liquidity and Capital Resources - Generation Divestiture," below. Con Edison of New York's remaining electric generating facilities consist of steam-electric plants located in New York City with an aggregate electric capacity of approximately 629 MW.

In April 2001 Con Edison of New York reduced its electric rates $209 million (on an annual basis). Together with previous decreases implemented since its 1997 Restructuring Agreement, Con Edison of New York has decreased its electric rates by $691 million (on an annualized basis). See "Regulatory Matters - Electric," below.

CRITICAL ACCOUNTING POLICIES

Con Edison of New York's financial statements reflect the application of the company's accounting policies. These accounting policies conform to accounting principles generally accepted in the United States of America. The accounting policies and the judgments and uncertainties affecting their application that are most important to the portrayal of Con Edison of New York's financial condition and results of operations are discussed in the notes to the financial statements. It is likely that materially different amounts would be reported in financial statements under different conditions or using different assumptions.

Con Edison of New York's critical accounting policies include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" and, in accordance with SFAS No. 71, the accounting requirements and rate making practices of the Federal Energy Regulatory Commission (FERC) and the New York State Public Service Commission (NYPSC).

SFAS No. 71 specifies the economic effects that result from the cause and effect relationship of costs and revenues in the rate-regulated environment and how these effects are to be accounted for by a regulated enterprise. Revenues intended to cover some costs may be recorded either before or after the costs are incurred. If regulation provides assurance that incurred costs will be recovered in the future, these costs would be capitalized as deferred charges or "regulatory assets" under SFAS No. 71. If revenues are recorded for costs that are expected to be incurred in the future, these revenues would be accrued as deferred credits or "regulatory liabilities" under SFAS No. 71. Actions of a regulator may also reduce or eliminate the value of an asset of a regulated enterprise or impose a liability (or eliminate a liability it imposed) on the enterprise. Authoritative accounting pronouncements that apply to enterprises in general also apply to regulated enterprises. However, enterprises subject to SFAS No. 71 are required to apply it instead of any conflicting provisions of standards in other authoritative pronouncements. If some of an enterprise's operations are regulated and meet the criteria specified in SFAS No. 71, it is applied only to that regulated portion of the enterprise's operations.

Critical accounting policies of Con Edison of New York are referenced in Note A (Summary of Significant Accounting Policies), Note D (Pension Benefits), Note E (Post-Retirement Benefits Other Than Pensions) and Note O (Derivative Instruments and Hedging Activities) to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Con Edison of New York's liquidity is dependent on its cash flows from its operating, investing and financing activities listed on the accompanying consolidated statement of cash flows and discussed below. As a result of these activities, cash and temporary cash investments increased $194.5 million at December 31, 2001 compared to December 31, 2000.

Cash Flows From Operating Activities

Con Edison of New York's cash flows from operating activities reflect principally its energy sales and its cost of operations. The volume of energy sales is dependent on factors external to Con Edison of New York such as weather, economic conditions and technological developments. The prices at which Con Edison of New York provides energy to its customers are determined in accordance with rate agreements approved by the NYPSC. See "Regulatory Matters," below. In general, changes in the cost of purchased power and gas affect the timing of cash flows but not net income because the costs are recovered in accordance with rate agreements. See "Recoverable Energy Costs" in Note A to the financial statements.

Net cash flows from operating activities in 2001 increased $267.9 million compared with 2000, due principally to lower energy costs which are reflected in decreased customer accounts receivable and recoverable energy costs, offset in part by decreased accounts payable balances. Net cash flows from operating activities in 2000 decreased $369.7 million compared to 1999, due principally to increased energy costs including $90 million of replacement power costs that were not recovered from customers. See Note G to the financial statements.

Net income for common stock is a result of cash and non-cash (or accrual) transactions. Only the cash transactions affect Con Edison of New York's cash flow from operations. Principal non-cash charges included depreciation. Principal non-cash credits included accrued pension credits. Pension credits result from favorable performance in Con Edison of New York's pension fund and assumptions about future performance. See Note D to the financial statements.

Accounts receivable - customer, less allowance for uncollectible accounts decreased $216.2 million at December 31, 2001 compared with year-end 2000, due primarily to lower customer billings during the fourth quarter, reflecting lower energy costs, offset in part by the timing of customer payments and the remaining receivables from the higher summer billings. Con Edison of New York's equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 29.6 days at December 31, 2001, compared with 29.7 days at December 31, 2000.

Recoverable energy costs decreased $152.5 million at December 31, 2001 compared with year-end 2000, reflecting decreased purchased power and gas costs, resulting from lower sales volumes. See "Recoverable Energy Costs" in Note A to the financial statements.

Other accounts receivable decreased $63.8 million at December 31, 2001 compared with year-end 2000, due primarily to lower intercompany billings between Con Edison of New York and other subsidiaries of Con Edison, Inc. See Note M to the financial statements.

Gas in storage increased $21.4 million at December 31, 2001 compared with year-end 2000, due primarily to higher volumes resulting from lower withdrawals as a result of warmer weather in 2001 as compared to 2000.

Prepayments decreased $72.5 million at December 31, 2001 compared with year-end 2000, due primarily to a prepayment of Federal and State taxes of $70.0 million at year-end 2000.

The decreases in 2001 compared to 2000 in electric plant, accumulated depreciation, materials and supplies, nuclear decommissioning trust funds, and the regulatory assets for future Federal income tax, as well as the establishment in 2001 of a regulatory asset for the sale of Con Edison of New York's nuclear generating unit reflect generation divestitures in 2001. See "Generation Divestiture," below.

The $28.5 million increase in the regulatory asset for workers' compensation reserve and the $15.6 million increase in the accumulated provision for injuries and damages at December 31, 2001 compared with year-end 2000 reflect primarily workers' compensation claims relating to alleged asbestos exposure. See Note F to the financial statements.

For information about the regulatory asset for World Trade Center restoration costs, see Note P to the financial statements.

Accounts payable decreased $281.5 million at December 31, 2001 compared with year-end 2000, due primarily to lower energy purchases in December 2001 as compared to December 2000.

Accrued taxes increased $91.8 million at December 31, 2001 compared with year-end 2000, primarily because, in light of the World Trade Center attack, the federal government extended to January 2002 the due date for final payment of income taxes.

Regulatory liabilities increased $86.5 million at December 31, 2001 compared with year-end 2000, reflecting the deferral, pending future disposition by the NYPSC, of a $92.5 million refund from the New York Independent System Operator (NYISO) and an $81.5 million tax refund resulting from a casualty loss deduction taken by Con Edison of New York relating to the World Trade Center attack. These increases were offset in part by the recognition in income of $37 million of gains on generation divestiture, and $25.9 million of previously deferred New York Power Authority (NYPA) revenue increases related to the amortization of a NYPA revenue deficiency pursuant to terms of the agreements covering Con Edison of New York's electric rates. See "Regulatory Matters -Electric," below.

During 2001 other regulatory liabilities decreased $74.7 million, due primarily to a reduction of $80.6 million in the deferral related to New York State tax law changes. The reduction in the deferral was attributable to recognition in income of deferred state income tax expense and lower revenue-based tax collections. Changes in the New York State tax laws applicable to utility companies, effective January 1, 2000, repealed or reduced certain revenue-based taxes and instituted a net income-based tax. In June 2001 the NYPSC issued its final Order relating to these tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and tax expense resulting from tax law changes, until those changes are incorporated into base rates.

Cash Flows Used in Investing Activities

Cash flows used in investing activities in 2001 decreased $581.2 million compared with 2000, due primarily to the receipt of proceeds from generation divestiture, which offset increased construction expenditures ($93.3 million) related to meeting load growth on Con Edison of New York's electric distribution system. See "Generation Divestiture" and "Capital Expenditures" below.

Deferred real estate sale costs related to the demolition and remediation of a nine-acre development site in midtown Manhattan along the East River were $105.4 million at December 31, 2001, compared to $103.0 million at December 31, 2000. In 2000 Con Edison of New York agreed to sell this site for an expected price of $576 million to $680 million, depending on zoning and other adjustments. The sale is subject to NYPSC approval and other conditions. The buyer paid Con Edison of New York $50 million in 2000 as a down payment, which Con Edison of New York used to fund a portion of the demolition and remediation expenses. The down payment has been recorded as a regulatory liability.

Cash Flows Used in Financing Activities

Cash flows used in financing activities in 2001 increased $375.9 million compared with 2000, as a result of decreased external borrowings and increased debt redemption.

External borrowings are a source of liquidity for companies that could be affected by changes in credit ratings, financial performance and capital markets. For information about Con Edison of New York's credit ratings and certain financial ratios, see "Capital Requirements," below.

Con Edison of New York had no commercial paper outstanding at December 31, 2001 and approximately $140 million outstanding at December 31, 2000. Con Edison of New York's average daily commercial paper outstanding in 2001 was $163.8 million compared to $264 million in 2000. The weighted average interest rate was approximately 4.9 percent in 2001 compared to approximately 6.4 percent in 2000. For additional information about Con Edison of New York's commercial paper program, see Note C to the financial statements.

In February 2001 Con Edison of New York redeemed $150 million of 6.5 percent 8-year debentures. In June 2001 Con Edison of New York issued $400 million of 7.5 percent 40-year debentures. In addition Con Edison of New York issued $224.6 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 2.25 percent) through the New York State Energy Research and Development Authority (NYSERDA), the proceeds of which were used in July 2001 to redeem, in advance of maturity, $228.2 million of tax-exempt debt with a weighted average interest rate of 7.2 percent. In November 2001 Con Edison of New York issued $98 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 1.9 percent), the proceeds of which were used to redeem, in advance of maturity, $100.0 million of tax-exempt debt with an interest rate of 6.375 percent. In December 2001 Con Edison of New York redeemed $150 million of variable rate 5-year debentures.

During 2000 Con Edison of New York repaid at maturity $275 million of debentures, with a weighted average annual interest rate of approximately 7.48 percent, and issued $975 million of 5-year and 10-year debentures, with a weighted average annual interest rate of approximately 7.39 percent.

Generation Divestiture

Con Edison of New York sold most of its electric generating capacity in 1999.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. In September 2001 Con Edison of New York completed the sale of its nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million, the amount provided for in the sales agreement.

Net income for 2001 reflects neither the $37.1 million net after-tax gain on the Roseton sale (which was deferred as a regulatory liability) nor the $175.4 million net after-tax loss on the nuclear generating facilities sale (which was deferred as a regulatory asset).

Con Edison of New York's remaining electric generating facilities consist of plants located in New York City with an aggregate capacity of approximately 629 MW.

For additional information about generation divestiture, see Note I to the financial statements.

Capital Resources

Con Edison of New York expects to finance its operations, capital requirements and the payment of dividends to its shareholders from internally generated funds and external borrowings, including commercial paper. For information about Con Edison of New York's commercial paper program and revolving credit agreements with banks, see Note C to the financial statements.

In December 2001 the NYPSC authorized Con Edison of New York to issue not more than $1.8 billion of debt securities prior to 2006. The NYPSC also authorized the refunding of Con Edison of New York's outstanding debt securities and preferred stock.

Con Edison of New York's ratio of earnings to fixed charges for 2001, 2000 and 1999 and common equity ratio at December 31, 2001, 2000 and 1999 were:

	2001	2000	1999

Earnings to fixed charges (SEC basis)	3.66	3.23	4.17
Common equity ratio	47.0	46.4	49.4

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. Excluding a $130 million charge for replacement power costs (see Note G to the financial statements), Con Edison of New York's ratio of earnings to fixed charges for 2000 would have been 3.56. The change in the equity ratio from the 1999 period reflects primarily the issuance of debt.

The commercial paper of Con Edison of New York is rated P-1, A-1 and F-1, respectively, by Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Rating Services (S&P) and Fitch Ratings (Fitch). The senior unsecured debt of Con Edison of New York is rated A1, A+ and A+, respectively, by Moody's, S&P and Fitch.

Capital Requirements

The following table compares Con Edison of New York's capital requirements for the years 1999 through 2001 and estimated amounts for 2002 and 2003:

	1999	2000	2001	2002	2003

	(Millions of Dollars)
Utility construction expenditures	$655	$908	$983	$1,247	$1,327
Retirement of long-term securities at maturity	225	275	628	337	150

Total	$880	$1,183	$1,611	$1,584	$1,477

The increased regulated utility construction expenditures in 2002 and 2003 reflect expenditures for permanent electric, gas and steam system restoration following the World Trade Center attack, incremental electric load growth and reliability programs, an increased level of gas infrastructure expenditures and the cost to repower Con Edison of New York's East River steam-electric generating plant.

Contractual Obligations and Commercial Commitments

In the normal course of business, companies enter into contracts and make commitments. Accounting principles generally accepted in the United States of America do not require every obligation undertaken by a company to be included as a liability on its balance sheet. However, material off-balance sheet obligations are required to be disclosed in the footnotes to the financial statements.

The following tables summarize Con Edison of New York's material contractual obligations to make payments. Long-term debt and capital lease obligations are included on Con Edison of New York's balance sheet. Operating leases and non-utility generator contracts (for which undiscounted future annual payments are shown) are disclosed in the footnotes to the financial statements.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

	(Millions of Dollars)
Long-term debt (Note B)	$5,337	$300	$750	$330	$3,957
Capital lease obligations (Note N)	79	8	15	14	42
Operating leases (Note N)	84	27	57	-	-
Non-utility generator contracts (Note H)	8,602	522	1,051	1,033	5,996

Total	$14,102	$857	$1,873	$1,377	$9,995

Con Edison of New York has no material commercial commitments to make payments other than these contractual commitments.

Non-Exchange Traded Contracts Accounted For at Fair Value

Con Edison of New York has not engaged to a material extent in trading activities that are accounted for at fair value. See "Financial Market Risks," below and Note O to the financial statements.

ELECTRIC POWER PURCHASES

In 2001 Con Edison of New York purchased substantially all of the energy it sold to customers pursuant to firm contracts with non-utility generators and others or through the NYISO's wholesale electricity market.

Con Edison of New York recovers prudently incurred purchased power costs pursuant to rate provisions approved by the NYPSC. See "Financial Market Risks," below and "Recoverable Energy Costs" in Note A to the financial statements. From time to time certain parties have petitioned the NYPSC to review these provisions, the elimination of which could have a material adverse effect on the Con Edison of New York's financial position, results or operations or liquidity.

To reduce the volatility of electric energy costs, Con Edison of New York has firm contracts to purchase electric energy (including the output of the nuclear generating unit divested in 2001) and has entered into derivative transactions to hedge expected purchases for a substantial portion of the electric energy expected to be sold to its customers in the summer of 2002. See Notes H and M to the financial statements.

Con Edison of New York does not expect to add long-term electric generation resources other than in connection with the repowering of its East River generating plant, which will add incremental electric capacity of approximately 200 MW. In a July 1998 order, the NYPSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt its request for a declaration that, solely with respect to providing generating capacity, Con Edison of New York will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity.

REGULATORY MATTERS

Electric

In July 2001 the FERC concluded that the three independent system operators in the Northeastern United States, including the NYISO, should combine to form one regional transmission organization (RTO) and initiated a process with respect to issues associated with its formation. The terms and conditions pursuant to which an RTO for the Northeastern United States would be formed and operate have not been determined. FERC has, however, indicated that an RTO should have certain characteristics, including independence from market participants and operational authority for all transmission assets under its control, and perform certain functions, including tariff administration and design, congestion management, market monitoring, planning and expansion and interregional coordination. Con Edison of New York's transmission facilities, other than those located underground, are currently controlled and operated by the NYISO.

In 1996 the NYPSC, in its Competitive Opportunities Proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

In September 1997 the NYPSC approved a restructuring agreement among Con Edison of New York, NYPSC staff and certain other parties (the 1997 Restructuring Agreement). Pursuant to the 1997 Restructuring Agreement, Con Edison of New York reduced electric rates on an annual basis by approximately $129 million in 1998, $80 million in 1999, $103 million in 2000 and $209 million in 2001, divested most of its electric generating capacity, and enabled all of its electric customers to choose to be served by competitive energy suppliers. For additional information about the 1997 Restructuring Agreement, see Note A to the financial statements.

In November 2000 the NYPSC approved an October 2000 agreement (the 2000 Electric Rate Agreement) that, among other things, revises and extends the electric rate plan provisions of the 1997 Restructuring Agreement and addresses certain generation divestiture-related issues.

The electric rate plan provisions of the 2000 Electric Rate Agreement cover the five-year period ending March 2005. Pursuant to the Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000.

The 2000 Electric Rate Agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in Note A to the financial statements.

For additional information about the 2000 Electric Rate Agreement, see "Rate and Restructuring Agreements" in Note A to the financial statements.

Gas

In November 2000 the NYPSC approved an agreement between Con Edison of New York, NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2001.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

For additional information, see Note A to the financial statements.

Steam

In November 2000 the NYPSC approved an agreement between Con Edison of New York, NYPSC staff and certain other parties with respect to the steam rate plan filed by Con Edison of New York in November 1999. The agreement provides for a $16.6 million steam rate increase, which took effect October 2000 and, with limited exceptions, for no further changes in steam rates prior to October 2004.

For additional information about the agreement, see Note A to the financial statements.

NUCLEAR GENERATION

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets. For information about the sale, the NYPSC proceeding related to the outage of the unit in 2000 and additional information, see Note G and I to the financial statements.

FINANCIAL MARKET RISKS

Con Edison of New York's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments are interest rate risk and commodity price risk.

The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures, maturing debt securities and to variable rate debt. See "Liquidity and Capital Resources - Capital Requirements," above.

In general the rates Con Edison of New York charges customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreements. Con Edison of New York manages interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition, Con Edison of New York, from time to time, has entered into derivative financial instruments to hedge interest rate risk.

In general the rates Con Edison of New York charges customers for electric, gas and steam service are subject to change for fluctuations in the cost of purchased power or gas during the respective terms of the current rate agreements. See "Electric Power Purchases," above and "Recoverable Energy Costs" in Note A to the financial statements. Con Edison of New York uses derivative instruments to hedge purchases of electricity and gas and gas in storage.

At December 31, 2001 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison of New York. See Note O to the financial statements.

ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

Con Edison of New York is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison of New York to recover through depreciation only the historical cost of its plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of Con Edison of New York's long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, the outages at the nuclear generating unit sold in 2001 (see Note G to the financial statements), developments in energy and capital markets, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.

RESULTS OF OPERATIONS

Con Edison of New York's earnings for 2001 were $649.5 million. Earnings for 2000 and 1999 were $570.1 million and $698.3 million, respectively. Excluding a $130 million charge relating to replacement power costs (see Note G to the financial statements), earnings in 2000 would have been $654.6 million.

Con Edison of New York's earnings for 2001 increased $79.4 million compared with 2000, reflecting principally the effects of warmer than normal summer weather in 2001 ($64.1 million), a decrease in nuclear production expenses relating to the nuclear generating unit sold by Con Edison of New York in 2001 ($98.4 million), lower depreciation expenses ($70 million), increased pension credits ($53.1 million), gain on the sale of divested generating plants ($37.5 million) and non-recurring charges in 2000 relating to Con Edison of New York's replacement power costs ($130 million), offset by electric rate reductions in 2001 of approximately $374.5 million.

Con Edison of New York's earnings for 2000 decreased $128.1 million compared with 1999, reflecting principally the effects of cooler than normal summer weather in 2000 as compared with warmer than normal summer weather in 1999 ($59.3 million), electric rate reductions of $139.3 million, the $130 million charge relating to replacement power costs, higher distribution expenses of $19.7 million for the relocation of company facilities to avoid interference with municipal infrastructure projects and $48.3 million of increased interest charges, offset in part by $26.1 million in higher revenues resulting from the favorable economy, and $157.1 million of increased pension credits.

Earnings reflect the levels of electric, gas and steam sales discussed below.

Con Edison of New York's operating revenues in 2001, compared with 2000 increased by approximately $121.4 million, and its operating income increased by $94.5 million. Operating revenues in 2000, compared with 1999, increased by approximately $1.0 billion, and operating income decreased by $49.4 million.

A discussion of Con Edison of New York's operating revenues and operating income by business segment follows. Con Edison of New York's principal business segments are its electric, gas and steam businesses. For additional information about Con Edison of New York's business segments, see Note N to the financial statements.

Electric

Con Edison of New York's electric operating revenues in 2001 decreased $116.7 million from 2000 and in 2000 increased $794.7 million from 1999. The decrease in 2001 reflects decreased purchased power costs (see "Recoverable Energy Costs" in Note A to the financial statements) and electric rate reductions of approximately $374.5 million, offset by economic growth and the effects of the warmer than normal summer weather when compared to cooler than normal weather for the 2000 period. The increase in 2000 reflects increased purchased power costs, offset in part by decreased sales resulting from the cooler summer weather in 2000 as compared to 1999 and electricity rate reductions of approximately $139.3 million in 2000.

Electricity sales volume in Con Edison of New York's service territory increased 3.0 percent in 2001 and 1.7 percent in 2000.

The increase in sales volume reflects the warmer than normal summer weather and economic growth. Con Edison of New York's electric sales vary seasonally in response to weather and peak in the summer.

After adjusting for variations, principally weather and billing days, in each period, electricity sales volume in Con Edison of New York's service territory increased 2.4 percent in 2001 and 3.6 percent in 2000. Weather-adjusted sales represent an estimate of the sales that would have been made if historical average weather conditions had prevailed.

Con Edison of New York's electric operating income increased $90.5 million in 2001 compared with 2000. The increase in electric operating income was primarily comprised of an increase in net revenues (operating revenues less fuel and purchased power costs) of $63.6 million. The increase in net revenues reflects principally increased sales ($64.1 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), gain on the sale of divested generating plants ($37.5 million), increased revenues associated with system benefits charges ($32.8 million), recovery of incremental non-utility generators cost ($31 million), reconciliation of state income tax and gross receipts tax ($110.8 million; see "Income Tax," below) and non-recurring charges in 2000 for replacement power costs ($130 million), offset by electric rate reductions of $374.5 million. Electric operating income also increased due to decreased other operations and maintenance expenses of $108.4 million (discussed below) and decreased depreciation expense of $73.6 million, offset in part by increased property taxes of $33.7 million, Federal income tax of $40.1 million and State income tax of $98.8 million (see "Income Tax," below).

The $108.4 million decrease in other operations and maintenance expenses reflects principally lower expenses related to Con Edison of New York's nuclear generating unit which was sold in September 2001 ($98.4 million), increased pension credits ($42.5 million) and decreased transmission expenses ($9.9 million), offset in part by higher distribution expenses ($13.4 million) for the relocation of company facilities to avoid interference with municipal infrastructure projects and increased system benefits charges ($32.8 million).

Con Edison of New York's electric operating income decreased $68.9 million in 2000 compared with 1999. The principal components of the decrease were: a reduction in net revenues (operating revenues less fuel and purchased power costs) of $325.3 million, reflecting cooler than normal summer weather ($59.3 million), $139.3 million of electric rate reductions and a $130 million charge for replacement power costs, offset in part by decreased other operations and maintenance expenses ($97.1 million), property taxes ($18.1 million), dividend and subsidiary capital taxes ($13.8 million) and Federal income tax ($100.6 million).

Gas

Con Edison of New York's gas operating revenues increased $186.6 million in 2001 compared with 2000, reflecting an increased cost of purchased gas, offset in part by a reduction in customers' bills of $20.0 million, reflecting a refund of previously deferred credits and other provisions of the gas rate agreement approved by the NYPSC in November 2000. Operating income in 2001 increased $1.6 million compared with 2000, reflecting an increase in net revenues (operating revenues less gas purchased for resale) of $11.2 million and increased pension credits of $8.2 million, offset in part by increased depreciation and amortization expense ($3.9 million), increased state income tax ($8.2 million; see "Income Tax" below), increased uncollectible accounts ($1.9 million) and higher distribution expenses ($3.0 million) for the relocation of company facilities to avoid interference with municipal infrastructure projects.

In 2000 gas operating revenues and gas operating income increased $137.9 million and $13.3 million, respectively, from 1999. These changes reflect changes in gas sales and transportation volumes. The changes in gas operating revenues also reflect changes in the cost of gas (see "Recoverable Energy Costs" in Note A to the financial statements).

Gas sales and transportation volume to firm customers of Con Edison of New York decreased 0.4 percent in 2001 compared with 2000 and increased 7.8 percent in 2000 compared with 1999.

Con Edison of New York's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The decrease in volume in 2001 compared with 2000 reflects the warmer 2001 winter compared with 2000. The increase in volume in 2000 compared with 1999 reflects the colder 2000 winter compared with 1999.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers increased 2.8 percent in 2001 and 2.0 percent in 2000.

A weather-normalization provision that applies to Con Edison of New York's gas business moderates, but does not eliminate, the effect of weather-related changes on gas operating income.

Steam

Con Edison of New York's steam operating revenues increased $51.6 million in 2001 compared with 2000, reflecting primarily increased purchased steam and fuel costs (see "Recoverable Energy Costs" in Note A to the financial statements). Steam operating income increased $2.3 million in 2001 compared with 2000, reflecting an October 2000 rate increase of $16.6 million. Steam operating revenues and operating income increased $112.1 million and $6.1 million, respectively, in 2000 compared with 1999, primarily because of increases in purchased steam and fuel costs and the October 2000 rate increase.

Steam sales volume decreased 5.3 percent in 2001 and increased 0.8 percent in 2000. The decrease in 2001 reflects the warmer winter weather compared with 2000.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 2.7 percent in 2001 and decreased 0.7 percent in 2000.

Taxes, Other Than Income Taxes

At $1.1 billion, taxes other than income taxes remain one of Con Edison of New York's largest operating expenses.

The principal components of and variations in operating taxes were:

			Increase/(Decrease)
	2001 Amount		2001 over 2000	2000 over 1999

	(Millions of Dollars)
Property taxes	$620.4		$33.6	$(7.1)
State and local taxes related to revenue receipts	364.5		(19.2)	(79.5)
Payroll taxes	56.2		1.1	(1.9)
Other taxes	26.3		3.5	2.9

Total	$1,067.4	*	$19.0	$(85.6)
  *
  Including sales taxes on customers' bills, total taxes, other than income taxes, billed to customers in 2001 were $1,414.4 billion.

Other Income

Other income increased $0.9 million in 2001 compared with 2000, due principally to deferred federal income tax credits realized, offset by a write-off in 2001 of an investment of $10.2 million in the New York City Discovery Fund, a fund that invests in New York City based firms engaged in advanced technology. In 2000 other income decreased $30.4 million compared with 1999 due principally to deferred federal income tax credits realized in 1999 as a result of generation divestiture. Con Edison of New York did not have these credits in 2000.

Net Interest Charges

Net interest charges increased $16.0 million in 2001, compared with 2000, reflecting principally $28.4 million of increased interest expense for Con Edison of New York related to long-term borrowings, offset in part by a decrease of $8.4 million related to short-term borrowings and $7.0 million of interest accrued on the net after-tax gain from Con Edison of New York's generation divestiture prior to regulatory disposition of the gain in 2000. See Note I to the financial statements.

Net interest charges increased $48.3 million in 2000 compared with 1999, reflecting $11.3 million of increased interest expense related to short-term borrowings, $26.2 million related to long-term borrowings and $10.6 million related to the 1999 generation divestiture.

Income Tax

Federal income tax increased $19.7 million in 2001 and decreased $97.5 million in 2000, reflecting the changes each year in income before tax, deductions related to removal costs and tax credits. In 2000 New York State implemented a tax law change that reduced or repealed certain revenue-based taxes and replaced them with the imposition of a net income-based tax. As a result, state income taxes increased $117.5 million in 2001 compared with 2000, offset by a corresponding increase in other operating revenues for taxes no longer applicable but still being recovered through rates. The new state income tax expense is offset against the savings from the eliminated or reduced revenue taxes. Any over-collection or under-collection of these taxes is deferred for return to or recovery from customers. See Notes A and J to the financial statements.

PricewaterhouseCoopers LLP 1301 Avenue of the Americas New York 10019-6013 Telephone (646) 471 4000 Facsimile (646) 394 1301

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Trustees of Consolidated Edison Company of New York, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of retained earnings, of capitalization and of cash flows present fairly, in all material respects, the financial position of Consolidated Edison Company of New York, Inc. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

February 21, 2002

Consolidated Edison Company of New York, Inc.

CONSOLIDATED BALANCE SHEET

	As at
	December 31, 2001	December 31, 2000

	(Thousands of Dollars)
ASSETS
UTILITY PLANT, AT ORIGINAL COST (NOTE A)
Electric	$10,441,779	$11,135,764
Gas	2,113,664	2,020,395
Steam	758,600	740,189
General	1,241,746	1,282,254

TOTAL	14,555,789	15,178,602
Less: Accumulated depreciation	4,083,760	4,819,626

NET	10,472,029	10,358,976
Construction work in progress	626,835	476,379
Nuclear fuel assemblies and components, less accumulated amortization	-	107,641

NET UTILITY PLANT	11,098,864	10,942,996

NON-UTILITY PLANT
Non-utility property	29,408	4,087

NET PLANT	11,128,272	10,947,083

CURRENT ASSETS
Cash and temporary cash investments (Note A)	264,776	70,273
Accounts receivable - customer, less allowance for uncollectible accounts of $29,400 and $25,800 in 2001 and 2000, respectively	527,635	743,883
Other receivables	91,814	155,656
Fuel, at average cost	16,719	28,455
Gas in storage, at average cost	85,534	64,144
Materials and supplies, at average cost	82,301	118,344
Prepayments	58,628	131,141
Other current assets	33,247	50,977

TOTAL CURRENT ASSETS	1,160,654	1,362,873

INVESTMENTS
Nuclear decommissioning trust funds	-	328,969
Other	4,950	15,068

TOTAL INVESTMENTS (NOTE A)	4,950	344,037

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Accrued pension credits	697,807	366,743
Regulatory assets
Future federal income tax (Note A)	624,625	642,868
Sale of nuclear generating unit (Note I)	170,241	-
Recoverable energy costs (Note A)	121,748	274,288
Real estate sale costs - First Avenue properties	105,407	103,009
Workers' compensation (Note F)	60,466	32,000
Divestiture - capacity replacement reconciliation (Note I)	58,850	73,850
Accrued unbilled gas revenue (Note A)	43,594	43,594
Deferred special retirement program costs (Note D)	42,197	46,743
World Trade Center restoration costs (Note P)	32,933	-
Other	117,584	152,482

TOTAL REGULATORY ASSETS	1,377,645	1,368,834
Other deferred charges and noncurrent assets	149,490	158,371

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	2,224,942	1,893,948

TOTAL	$14,518,818	$14,547,941

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED BALANCE SHEET

	As at
	December 31, 2001	December 31, 2000

	(Thousands of Dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (SEE STATEMENT OF CAPITALIZATION)
Common shareholder's equity	$4,665,805	$4,479,584
Preferred stock subject to mandatory redemption (Note B)	37,050	37,050
Other preferred stock (Note B)	212,563	212,563
Long-term debt	5,011,752	4,915,108

TOTAL CAPITALIZATION	9,927,170	9,644,305

NONCURRENT LIABILITIES
Obligations under capital leases	41,088	31,432
Accumulated provision for injuries and damages	163,632	148,047
Pension and benefits reserve	101,759	105,124
Other noncurrent liabilities	12,187	14,822

TOTAL NONCURRENT LIABILITIES	318,666	299,425

CURRENT LIABILITIES
Long-term debt due within one year (Note B)	300,000	300,000
Notes payable	-	139,969
Accounts payable	598,137	879,602
Customer deposits	204,873	195,762
Accrued taxes	141,259	49,509
Accrued interest	73,311	78,230
Accrued wages	71,177	70,951
Other current liabilities	270,109	237,634

TOTAL CURRENT LIABILITIES	1,658,866	1,951,657

DEFERRED CREDITS AND REGULATORY LIABILITIES
Accumulated deferred federal income tax (Note J)	2,022,638	2,134,973
Accumulated deferred investment tax credits (Note A)	111,925	124,532
Regulatory liabilities
NYISO reconciliation (Note A)	92,504	-
World Trade Center casualty loss (Note P)	81,483	-
Gain on divestiture (Note I)	52,784	50,000
Deposit from sale of First Avenue properties	50,000	50,000
Accrued electric rate reduction (Note A)	38,018	38,018
DC service incentive	28,455	18,169
NYPA revenue increase	9,169	35,021
Other	127,140	201,841

TOTAL REGULATORY LIABILITIES	479,553	393,049

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	2,614,116	2,652,554

TOTAL	$14,518,818	$14,547,941

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED INCOME STATEMENT

	For the Year Ended December 31
	2001	2000	1999

	(Thousands of Dollars)
OPERATING REVENUES (NOTE A)
Electric	$6,350,360	$6,467,074	$5,672,348
Gas	1,268,095	1,081,534	943,641
Steam	503,736	452,135	340,026

TOTAL OPERATING REVENUES	8,122,191	8,000,743	6,956,015

OPERATING EXPENSES
Purchased power	2,818,936	2,988,096	1,669,227
Fuel	350,619	322,064	430,174
Gas purchased for resale	665,964	490,565	351,785
Other operations	868,092	947,545	1,047,748
Maintenance	404,158	430,870	423,322
Depreciation and amortization (Note A)	465,164	535,179	504,018
Taxes, other than income taxes	1,067,370	1,048,509	1,134,079
Income taxes (Notes A and J)	435,364	285,847	394,147

TOTAL OPERATING EXPENSES	7,075,667	7,048,675	5,954,500

OPERATING INCOME	1,046,524	952,068	1,001,515

OTHER INCOME (DEDUCTIONS)
Investment income (Note A)	4,230	2,294	8,647
Allowance for equity funds used during construction (Note A)	1,294	1,086	3,805
Other income less miscellaneous deductions	(12,036)	1,446	(9,344)
Income taxes (Notes A and J)	8,196	(4,079)	28,066

TOTAL OTHER INCOME (DEDUCTIONS)	1,684	747	31,174

INCOME BEFORE INTEREST CHARGES	1,048,208	952,815	1,032,689
Interest on long-term debt	359,787	331,426	305,261
Other interest	32,323	43,224	17,363
Allowance for borrowed funds used during construction (Note A)	(6,963)	(5,550)	(1,778)

NET INTEREST CHARGES	385,147	369,100	320,846

NET INCOME	663,061	583,715	711,843

PREFERRED STOCK DIVIDEND REQUIREMENTS	13,593	13,593	13,593

NET INCOME FOR COMMON STOCK	$ 649,468	$ 570,122	$ 698,250

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

	As at
	December 31, 2001	December 31, 2000	December 31, 1999

	(Thousands of Dollars)
BALANCE, JANUARY 1	$3,995,825	$3,887,993	$4,517,529
Net income for the year	663,061	583,715	711,843

TOTAL	4,658,886	4,471,708	5,229,372

DIVIDENDS DECLARED ON CAPITAL STOCK
Cumulative Preferred, at required annual rates	13,593	13,593	13,593
Common	459,718	462,290	1,327,786

TOTAL DIVIDENDS DECLARED	473,311	475,883	1,341,379

BALANCE, DECEMBER 31	$4,185,575	$3,995,825	$3,887,993

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	For the Year Ended December 31
	2001	2000	1999

	(Thousands of Dollars)
NET INCOME FOR COMMON STOCK	$649,468	$570,122	$698,250
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES
Minimum pension liability adjustments, net of $1,402 and $363 taxes in 2001 and 2000, respectively	(1,844)	(673)	-
Unrealized (losses)/gains on derivatives qualified as hedges, net of $3,559 taxes	(4,938)	-	-
Reclassification adjustment for gains/(losses) included in net income, net of $2,087 taxes	2,983	-	-

TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAXES	(3,799)	(673)	-

COMPREHENSIVE INCOME	$645,669	$569,449	$698,250

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
	2001	2000	1999

	(Thousands of Dollars)
OPERATING ACTIVITIES
Net income	$663,061	$583,715	$711,843
PRINCIPAL NON-CASH CHARGES (CREDITS) TO INCOME
Depreciation and amortization	465,164	535,179	504,018
Deferred income tax (excluding taxes resulting from divestiture of plant)	(50,078)	158,743	15,434
Common equity component of allowance for funds used during construction	(1,294)	(1,086)	(3,805)
Accrued pension credits	(259,107)	(201,666)	(34,803)
Other non-cash charges	61,832	13,603	38,464
CHANGES IN ASSETS AND LIABILITIES
Accounts receivable - customer, less allowance for uncollectibles	216,248	(201,905)	(50,485)
Materials and supplies, including fuel and gas in storage	(15,929)	(8,722)	62,785
Prepayments other receivables and other current assets	132,651	(170,822)	(33,795)
Deferred recoverable energy costs	152,540	(195,638)	(56,637)
Cost of removal less salvage	(99,106)	(130,590)	(71,451)
Accounts payable	(280,007)	374,245	148,042
Other - net	220,399	183,439	78,558

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,206,374	938,495	1,308,168

INVESTING ACTIVITIES INCLUDING CONSTRUCTION
Construction expenditures	(1,044,660)	(951,328)	(656,731)
Common equity component of allowance for funds used during construction	1,294	1,086	3,805
Nuclear fuel expenditures	(6,111)	(27,357)	(16,537)
Contributions to nuclear decommissioning trust	(89,185)	(21,301)	(21,301)
Divestiture of utility plants (net of federal income tax)	671,473	-	1,138,750
Demolition and remediation costs for First Avenue properties	(2,398)	(101,935)	-
Deposit received from sale of First Avenue properties	-	50,000	-

NET CASH FLOWS USED IN INVESTING ACTIVITIES INCLUDING CONSTRUCTION	(469,587)	(1,050,835)	447,986

FINANCING ACTIVITIES INCLUDING DIVIDENDS
Repurchase of common stock	-	(29,454)	(817,399)
Net proceeds from short-term debt	(139,969)	(355,402)	495,371
Issuance of long-term debt	722,600	975,000	767,700
Retirement of long-term debt	(300,000)	(275,000)	(225,000)
Advance refunding of preferred stock and long-term debt	(328,150)	-	(300,000)
Issuance and refunding costs	(23,218)	(5,468)	(16,440)
Common stock dividends	(459,954)	(462,503)	(1,327,786)
Preferred stock dividends	(13,593)	(13,593)	(13,593)

NET CASH FLOWS USED IN FINANCING ACTIVITIES INCLUDING DIVIDENDS	(542,284)	(166,420)	(1,437,147)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	194,503	(278,760)	319,007
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF PERIOD	70,273	349,033	30,026

CASH AND TEMPORARY CASH INVESTMENTS AT END OF PERIOD	$264,776	$70,273	$349,033

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$352,035	$313,056	$307,155
Income taxes	220,752	141,823	863,204

The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CAPITALIZATION

	Shares outstanding
	December 31, 2001	December 31, 2000	Year Ended December 31
			2001	2000

			(Thousands of Dollars)
COMMON SHAREHOLDER'S EQUITY (NOTE B)
Common stock, $2.50 par value, authorized 340,000,000 shares	235,488,094	235,488,094	$1,482,341	$1,482,341
Retained earnings			4,185,575	3,995,825
Accumulated other comprehensive income
Minimum pension liability adjustments, net of $1,402 and $363 taxes in 2001 and 2000, respectively			(2,517)	(673)
Unrealized (losses)/gains on derivatives qualified as hedges, net of $3,559 taxes			(4,938)	-
Reclassification adjustments for gains/(losses) included in net income, net of $2,087 taxes			2,983	-

Total other comprehensive income/(loss), net of taxes			(4,472)	(673)
Repurchased Consolidated Edison, Inc. common stock			(962,092)	(962,092)
Capital stock expense			(35,547)	(35,817)

TOTAL COMMON SHAREHOLDER'S EQUITY			4,665,805	4,479,584

PREFERRED STOCK (NOTE B)
Subject to mandatory redemption
Cumulative Preferred, $100 par value, 6 1/8% Series J	370,500	370,500	37,050	37,050

TOTAL SUBJECT TO MANDATORY REDEMPTION			37,050	37,050

OTHER PREFERRED STOCK
$5 Cumulative Preferred, without par value, authorized 1,915,319 shares	1,915,319	1,915,319	175,000	175,000
Cumulative Preferred, $100 par value, authorized 6,000,000 shares*
4.65% Series C	153,296	153,296	15,330	15,330
4.65% Series D	222,330	222,330	22,233	22,233

TOTAL OTHER PREFERRED STOCK			212,563	212,563

TOTAL PREFERRED STOCK			$249,613	$249,613

*
Represents total authorized shares of cumulative preferred stock, $100 par value, including preferred stock subject to mandatory redemption. The accompanying notes are an integral part of these financial statements.

Consolidated Edison Company of New York, Inc.

CONSOLIDATED STATEMENT OF CAPITALIZATION

Long-term debt (Note B)			At December 31
Maturity	Interest Rate	Series	2001	2000

			(Thousands of Dollars)
DEBENTURES:
2001	6 1/2	1993B	$-	$150,000
2001	3.25	1996B	-	150,000
2002	6 5/8	1993C	150,000	150,000
2002	4.72*	1997A	150,000	150,000
2003	6 3/8	1993D	150,000	150,000
2004	7 5/8	1992B	150,000	150,000
2005	6 5/8	1995A	100,000	100,000
2005	6 5/8	2000C	350,000	350,000
2007	6.45	1997B	330,000	330,000
2008	6 1/4	1998A	180,000	180,000
2008	6.15	1998C	100,000	100,000
2009	7.15	1999B	200,000	200,000
2010	8 1/8	2000A	325,000	325,000
2010	7 1/2	2000B	300,000	300,000
2023	7 1/2	1993G	380,000	380,000
2026	7 3/4	1996A	100,000	100,000
2028	7.1	1998D	105,000	105,000
2028	6.9	1998D	75,000	75,000
2029	7 1/8	1994A	150,000	150,000
2039	7.35	1999A	275,000	275,000
2041	7 1/2	2001A	400,000	-

TOTAL DEBENTURES			3,970,000	3,870,000

TAX-EXEMPT DEBT - NOTES ISSUED TO NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY FOR FACILITIES REVENUE BONDS:
2020	5 1/4	1993B	127,715	127,715
2020	6.10	1995A	128,285	128,285
2022	5 3/8	1993C	19,760	19,760
2026	7 1/2	1991A	-	128,150
2027	6 3/4	1992A	-	100,000
2027	6 3/8	1992B	-	100,000
2028	6.00	1993A	101,000	101,000
2029	7 1/8	1994A	100,000	100,000
2034	2.74*	1999A	292,700	292,700
2036	1.95*	2001A	224,600	-
2036	1.81*	2001B	98,000	-

TOTAL TAX-EXEMPT DEBT			1,092,060	1,097,610

SUBORDINATED DEFERRABLE INTEREST DEBENTURES:
2031	7 3/4	1996A	275,000	275,000

UNAMORTIZED DEBT DISCOUNT			(25,308)	(27,502)

TOTAL			5,311,752	5,215,108
LESS: LONG-TERM DEBT DUE WITHIN ONE YEAR			300,000	300,000

TOTAL LONG-TERM DEBT			5,011,752	4,915,108

TOTAL CAPITALIZATION			$9,927,170	$9,644,305

*
Rates reset weekly, quarterly or by auction held every 35 days; December 31, 2001 rate shown. The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes form an integral part of the accompanying consolidated financial statements of Consolidated Edison Company of New York, Inc. (Con Edison of New York) and its subsidiaries.

Con Edison

Consolidated Edison, Inc. (Con Edison) is the parent holding company for Con Edison of New York. Con Edison owns all the issued and outstanding shares of common stock, $2.50 par value, of Con Edison of New York.

Con Edison of New York, a regulated utility, provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Note A - Summary of Significant Accounting Policies

Principles of Consolidation

Con Edison of New York's consolidated financial statements include the accounts of Con Edison of New York and its consolidated subsidiaries.

Accounting Policies

The accounting policies of Con Edison of New York conform to accounting principles generally accepted in the United States of America. For regulated public utilities, like Con Edison of New York, accounting principles generally accepted in the United States include the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and the New York State Public Service Commission (NYPSC).

The standards in SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71," have been applied to Con Edison of New York's electric supply business, including electric generating assets and non-utility generators (NUG) contracts and related regulatory assets and liabilities (the Deregulated Business), which was deregulated as a result of the Restructuring Agreement (defined below). The application of SFAS No. 101 to the Deregulated Business had no material effect on the financial position or results of operations of Con Edison of New York. No loss has been recognized in income in connection with generation divestiture (see Note I), the NUG contracts (see Note H) or deferred charges (regulatory assets - principally relating to future federal income taxes) and deferred credits (regulatory liabilities) relating to the Deregulated Business. Recovery of Con Edison of New York's loss on the sale of its nuclear generating unit, its costs under NUG contracts and regulatory assets net of regulatory liabilities is probable under the Restructuring Agreement.

Rate and Restructuring Agreements

In September 1997 the NYPSC approved a restructuring agreement between Con Edison of New York, the NYPSC staff and certain other parties (the Restructuring Agreement). The Restructuring Agreement provided for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ending March 31, 2002, a reasonable opportunity for recovery of "strandable costs" and the divestiture of electric generation capacity by Con Edison of New York.

At December 31, 2001, approximately 145,000 Con Edison of New York customers representing approximately 20 percent of aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program (which is available to all of Con Edison of New York's electric customers). Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution systems. In general Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount reflecting costs otherwise associated with supplying customers with energy and capacity.

Pursuant to the Restructuring Agreement, Con Edison of New York reduced electric rates, on an annual basis, by $129 million in 1998, $80 million in April 1999 and $103 million in April 2000 and was required to further reduce rates in April 2001 by $209 million. The effect in 2001 of the April 2001 decrease was partially offset by recognition in income of $36 million relating to rates for distributing electricity to customers of the New York Power Authority and $50 million (after tax) of deferred generation divestiture gain. See Note I.

Pursuant to the Restructuring Agreement, as amended by a July 1998 NYPSC order, Con Edison of New York has sold approximately 7,790 MW of the approximately 8,300 MW of generating capacity that it owned at the time the Restructuring Agreement was executed. See Note I.

In accordance with the April 1999 NYPSC order approving Con Edison's acquisition of O&R, Con Edison of New York has reduced its annual electric and gas rates by approximately $12 million and $2 million, respectively, to share with customers savings achieved through the merger.

In November 2000 the NYPSC approved an agreement (the 2000 Electric Rate Agreement) that revises and extends the rate plan provisions of the Restructuring Agreement. Pursuant to the 2000 Electric Rate Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000, and further reduced electric rates, effective April 1, 2001, in accordance with the Restructuring Agreement (as discussed above).

In general under the 2000 Electric Rate Agreement, Con Edison of New York's base electric transmission and distribution rates will not otherwise be changed during the five-year period ending March 2005 except (i) with respect to certain changes in costs above anticipated annual levels resulting from legal or regulatory requirements, inflation in excess of a 4 percent annual rate, property tax changes and environmental cost increases or (ii) if the NYPSC determines that circumstances have occurred that either threaten Con Edison of New York's economic viability or ability to provide, or render Con Edison of New York's rate of return unreasonable for the provision of safe and adequate service.

Under the 2000 Electric Rate Agreement as approved by the NYPSC and as modified in December 2001, 35 percent of any earnings in each of the rate years ending March 2002 through 2005 in excess of a specified rate of return on electric common equity will be retained for shareholders and the balance will be applied for customer benefit through rate reductions or as otherwise determined by the NYPSC. There was no sharing of earnings for the rate year ending March 2001. The earnings threshold for the rate year ending March 2002 of 12.9 percent can be increased by 25 basis points if certain demand reductions and supply increases exceed targeted projections. The earnings threshold for rate years ending March 2003 through March 2005 of 11.75 percent can be increased by 50 basis points. The threshold will increase by 25 basis points if certain demand reductions and supply increases exceed targeted projections and by an additional 25 basis points if certain customer service and reliability objectives are achieved. Con Edison of New York could be required to pay up to $40 million annually in penalties if certain threshold service and reliability objectives are not achieved.

Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market. Con Edison of New York is recovering these costs in the rates it charges all of its electric customers. The 2000 Electric Rate Agreement continues the stranded cost recovery provisions of the Restructuring Agreement, stating that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein."

The 2000 Electric Rate Agreement also continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in this Note A.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

Under the new agreement, the level above which Con Edison of New York shared with customers 50 percent of earnings was increased from a 13 percent to a 14 percent rate of return on gas common equity. In addition customer bills were reduced by $20 million during the January through March 2001 period. Approximately $22.6 million that normally would have been credited to customers over various annual periods was credited during the four-month period ending March 2001, and $19 million of charges to customers resulting from the reconciliation of actual gas costs to amounts included in rates that were scheduled to be billed to customers beginning December 2000 instead were billed to customers beginning April 2001.

Under the new agreement, Con Edison of New York also reduced firm transportation customer bills by a retail choice credit and implemented other programs designed to increase customer and marketer participation in Con Edison of New York's gas Retail Choice program, the net costs of which are to be recovered by reducing credits otherwise due customers or deferred for future recovery from customers.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties, which provided for a $16.6 million steam rate increase in October 2000 and, with limited exceptions, no further changes in steam rates prior to October 2004. Con Edison of New York is required to share with customers 50 percent of any earnings for any rate year covered by the agreement in excess of a specified rate of return on steam common equity (11.0 percent for the first rate year, the 12-month period ending September 2001; 10.5 percent thereafter if the repowering of Con Edison of New York's East River steam-electric generating plant is not completed). A rate moderation mechanism will permit Con Edison of New York to defer a portion of the revenues collected in the first two rate years attributable to the rate increase and recognize such deferrals in income during the last two rate years.

Under the steam rate agreement, upon completion of the East River repowering project, the net benefits of the project (including the net after-tax gain from the sale of a nine-acre development site in mid-town Manhattan along the East River) allocable to steam operations will inure to the benefit of steam customers.

The agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased steam and fuel costs and requires Con Edison of New York to develop a strategy for hedging price variations for a portion of the steam produced each year.

Utility Plant and Depreciation

Utility plant is stated at original cost. The capitalized cost of additions to utility plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction (AFDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired. The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Rates used for AFDC include the cost of borrowed funds and a reasonable rate on Con Edison of New York's own funds when so used, determined in accordance with NYPSC and FERC regulations. The AFDC rate was 6.8 percent in 2001, 7.2 percent in 2000 and 9.1 percent in 1999. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

Con Edison of New York generally computes annual charges for depreciation using the straight-line method for financial statement purposes, with rates based on appropriate average lives and net salvage factors. Con Edison of New York's depreciation rates averaged approximately 3.1 percent in 2001, 3.7 percent in 2000 and 3.3 percent in 1999.

Revenues

Con Edison of New York recognizes revenues for electric, gas and steam service on a monthly billing cycle basis. Con Edison of New York defers for refund to firm gas sales and transportation customers over a 12-month period all net interruptible gas revenues not authorized by the NYPSC to be retained by Con Edison of New York.

Recoverable Energy Costs

Con Edison of New York generally recovers all of its prudently incurred fuel, purchased power and gas costs, including hedging gains and losses, in accordance with NYPSC-approved rate provisions, which also include a $35 million annual incentive or penalty ($25 million effective April 1, 2002) relating to electricity costs. If the actual energy costs for a given month are more or less than amounts billed to customers for that month, the difference is recoverable from or refundable to customers. Differences between actual and billed energy costs are generally deferred for charge or refund to customers during the next billing cycle (normally within one or two months). At December 31, 2001, Con Edison of New York had deferred $92.5 million of New York Independent System Operator (NYISO) refunds for purchased power. Any reconciliation to actual supply by NYISO will be recoverable from or refundable to customers.

Temporary Cash Investments

Temporary cash investments are short-term, highly liquid investments that generally have maturities of three months or less. They are stated at cost, which approximates market. Con Edison of New York considers temporary cash investments to be cash equivalents.

Investments

Investments are recorded at market value or using the equity method. Investments in 2000 consisted primarily of the external nuclear decommissioning trust fund, which was transferred in connection with the sale of Con Edison of New York's nuclear generating unit. See Note G. The nuclear decommissioning trust fund is stated at market, net of income taxes.

New Financial Accounting Standards

During 2001 the Financial Accounting Standards Board issued four new accounting standards: SFAS No. 141, "Business Combinations," SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," SFAS No. 143, "Accounting for Asset Retirement Obligations" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

SFAS No. 141 requires that all business combinations initiated after June 30, 2001 use the purchase method of accounting, which includes recognition of goodwill. The application of SFAS 141 had no impact on Con Edison of New York's consolidated financial statements.

SFAS No. 142, which Con Edison of New York adopted on January 1, 2002, provides that goodwill, including amounts previously recognized under the purchase method, will no longer be subject to amortization and instead will be subject to periodic reviews for impairment. If determined to be impaired, goodwill will be reduced to its fair value and an impairment charge will be recognized in income, except at the transition date, when the charge would be reflected as a cumulative effect of a change in accounting principle. The goodwill impairment test is required to be performed each year, and whenever an event or series of events occurs indicating that goodwill might be impaired. The application of SFAS 142 did not have a material effect on Con Edison of New York's consolidated financial statements.

SFAS No. 143, which Con Edison of New York is required to adopt on January 1, 2003, requires entities to record the fair value of a liability associated with an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related asset. The liability is increased to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon retirement of the asset, the entity settles the obligation for the amount recorded or incurs a gain or loss. Con Edison of New York has not yet determined the effect of this standard on its consolidated financial statements.

SFAS No. 144, which Con Edison of New York adopted on January 1, 2002, replaces SFAS No. 121, "Accounting for the Impairment of Long-lived Assets for Long-lived Assets to be Disposed Of." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing or discontinued operations. The statement also broadens the reporting of discontinued operations. Con Edison of New York does not expect the application of this standard to have a significant effect on its financial position or results of operations.

Federal Income Tax

In accordance with SFAS No. 109, "Accounting for Income Taxes," Con Edison of New York has recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, Con Edison of New York has recovered amounts from customers for a portion of the tax expense it will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences, in accordance with SFAS No. 71, Con Edison of New York has established regulatory assets for the net revenue requirements to be recovered from customers for the related future tax expense. See Note J. In 1993 the NYPSC issued a Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

Con Edison of New York and its subsidiaries file a federal income tax return on a consolidated basis with Con Edison and its other subsidiaries. Income taxes are allocated to each company based on its taxable income.

State Income Tax

The New York State tax laws applicable to utility companies were changed effective January 1, 2000. Certain revenue-based taxes were repealed or reduced and replaced by a net income-based tax. In June 2001 the NYPSC issued its final Order relating to the tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those changes are incorporated in base rates.

Research and Development Costs

Research and development costs relating to specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 2001, 2000 and 1999 amounting to $13.8 million, $14.0 million and $12.4 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Capitalization

Preferred Stock Not Subject To Mandatory Redemption

Con Edison of New York has the option to redeem its $5 cumulative preferred stock at $105 and its cumulative preferred stock, Series C and Series D, at a price of $101 per share (in each case, plus accrued and unpaid dividends).

Preferred Stock Subject To Mandatory Redemption

Con Edison of New York is required to redeem its cumulative preferred stock, Series J shares, on August 1, 2002. The redemption price is $100 per share (plus accrued and unpaid dividends). Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or other cumulative preferred stock.

Common Stock

At December 31, 2001 and 2000, Con Edison owned all of the issued and outstanding shares of Common Stock ($2.50 par value) of Con Edison of New York. In 1999 and 1998, Con Edison of New York purchased $940.5 million of Con Edison common stock to affect Con Edison's repurchase program.

Dividends

Under Con Edison of New York's Restructuring Agreement the dividends that it may pay are limited to not more than 100 percent of its income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends made in order to transfer to Con Edison proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison of New York's equity ratio to a level appropriate to its business risk.

Payment of Con Edison of New York's common stock dividends to Con Edison is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison of New York's common stock until all dividends accrued on the $5 cumulative preferred stock and other cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison of New York is not in arrears on its mandatory redemption obligation for the Series J cumulative preferred stock. No dividends may be paid on any of Con Edison of New York's capital stock during any period in which Con Edison of New York has deferred payment of interest on its subordinated deferrable interest debentures.

Long-Term Debt

Long-term debt maturing in the period 2002-2006 is as follows:

(Millions of Dollars)

2002	$300
2003	150
2004	150
2005	450
2006	-

Long-term debt includes the note issued by Con Edison of New York to the New York State Energy Research and Development Authority for the net proceeds of the Authority's $224.6 million aggregate principal amount of Facilities Revenue Bonds, Series 2001 A. The interest rate determination method for this debt is subject to change in accordance with the related indenture, and the debt currently bears interest at a weekly rate determined by its remarketing agent. While the debt bears interest at a weekly rate, it is subject to optional and, in certain circumstances, mandatory tender for purchase by the company.

Long-term debt is stated at cost, which, as of December 31, 2001, approximates fair value (estimated based on current rates for debt of the same remaining maturities).

Note C - Short Term Borrowing

At December 31, 2001, Con Edison of New York had a $500 million commercial paper program under which short-term borrowings are made at prevailing market rates. The program is supported by revolving credit agreements with banks. At December 31, 2001, there was no commercial paper outstanding under the program. Con Edison of New York changes the amount of its program from time to time, subject to a $1 billion FERC-authorized limit.

Bank commitments under the revolving credit agreements expire in late 2002 (by which time renewal is expected). The commitments may terminate upon a change of control of Con Edison or Con Edison of New York, and borrowings under the agreements are subject to certain conditions, including that the ratio (calculated in accordance with the agreements) of debt to total capital of the borrower not at any time exceed 0.65 to 1. At December 31, 2001, this ratio was 0.52 to 1 for Con Edison of New York. Borrowings under the agreements are not subject to maintenance of credit rating levels. The fees charged for the revolving credit agreements and borrowing under the agreements reflect the credit rating of Con Edison of New York.

Note D - Pension Benefits

Con Edison of New York has a non-contributory pension plan that covers substantially all of its employees and certain employees of other Con Edison subsidiaries. These benefits are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA).

Investment gains and losses are fully recognized in expense over a 15-year period. Other actuarial gains and losses are fully recognized in expense over a 10-year period.

Con Edison of New York offered a special retirement program in 1999 providing enhanced pension benefits for those employees who met specified eligibility requirements and retired within specific time limits. These incentives fall within the category of special termination benefits as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The increase in pension obligations as a result of this program amounted to $45 million. The Agreement provided that $15 million of this amount would be expensed in 2000 and the remaining $30 million would be recorded as a regulatory asset and amortized over a 15-year period beginning in October 2000.

The components of Con Edison of New York's net periodic pension costs for 2001, 2000 and 1999 were as follows:

	2001	2000	1999

	(Millions of Dollars)
Service cost - including administrative expenses	$89.0	$85.1	$105.1
Interest cost on projected benefit obligation	398.2	383.3	358.7
Expected return on plan assets	(632.6)	(543.6)	(486.6)
Amortization of net actuarial (gain)	(198.4)	(189.7)	(90.1)
Amortization of prior service cost	13.2	10.5	10.5
Amortization of transition obligation	3.0	3.0	3.0

NET PERIODIC PENSION COST	(327.6)	(251.4)	(99.4)

Amortization of regulatory asset*	4.2	17.7	2.2

TOTAL PENSION COST	$(323.4)	$(233.7)	$(97.2)

Cost capitalized	(72.0)	(49.1)	(19.2)
Cost charged to operating expenses	(251.4)	(184.6)	(78.0)

  *
  Relates to increases in pension obligations of $33.3 million from a 1993 special retirement program and $45 million from a 1999 special retirement program.

The funded status at December 31, 2001, 2000 and 1999 was as follows:

	2001	2000	1999

	(Millions of Dollars)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$5,272.3	$4,915.1	$5,384.1
Service cost - excluding administrative expenses	87.7	83.8	103.8
Interest cost on projected benefit obligation	398.2	383.3	358.7
Plan amendments	9.5	32.6	0.8
Net actuarial loss/(gain)	27.7	113.9	(728.0)
Special termination benefits	-	-	45.0
Benefits paid	(265.4)	(256.4)	(249.3)

BENEFIT OBLIGATION AT END OF YEAR	$5,530.0	$5,272.3	$4,915.1

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$7,077.4	$7,430.8	$6,679.2
Actual return on plan assets	(391.6)	(82.5)	1,017.2
Employer contributions	1.9	1.5	1.7
Benefits paid	(265.4)	(256.4)	(249.3)
Administrative expenses	(24.8)	(16.0)	(18.0)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$6,397.5	$7,077.4	$7,430.8

Funded status	$867.5	$1,805.1	$2,515.7
Unrecognized net (gain)	(273.5)	(1,547.3)	(2,491.6)
Unrecognized prior service costs	91.0	94.7	72.5
Unrecognized net transition (asset)/liability at January 1, 1987*	(0.6)	2.4	5.3

NET PREPAID BENEFIT COST	$684.4	$354.9	$101.9

  *
  Being amortized over approximately 15 years.

The amounts recognized in the consolidated balance sheet at December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999

	(Millions of Dollars)
Prepaid benefit cost	$719.9	$383.9	$136.8
Accrued benefit liability	(40.2)	(37.1)	(34.9)
Intangible asset	0.4	7.1	-
Accumulated other comprehensive income	4.3	1.0	-

Net amount recognized	$684.4	$354.9	$101.9

The actuarial assumptions at December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999

DISCOUNT RATE	7.50%	7.75%	8.00%
EXPECTED RETURN ON PLAN ASSETS	9.20%	8.50%	8.50%
RATE OF COMPENSATION INCREASE	4.30%	4.55%	4.80%

Con Edison of New York also offers a defined contribution savings plan that covers substantially all of its employees. Con Edison of New York made contributions to the plan of approximately $15.7 million, $15.6 million and $15.8 million for years 2001, 2000 and 1999, respectively.

Note E - Postretirement Benefits Other than Pensions

Con Edison of New York has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. Con Edison of New York also has a contributory life insurance program for bargaining unit employees. In addition Con Edison of New York provides basic life insurance benefits up to a specified maximum at no cost to retired management employees.

Certain employees of other Con Edison subsidiaries are eligible to receive benefits under these programs. Con Edison of New York has reserved the right to amend or terminate these programs.

Investment gains and losses are fully recognized in expense over a 15-year period. Other actuarial gains and losses are fully recognized in expense over a 10-year period.

The components of Con Edison of New York's postretirement benefit (health and life insurance) costs for 2001, 2000 and 1999 were as follows:

	2001	2000	1999

	(Millions of Dollars)
Service cost	$10.6	$9.2	$13.7
Interest cost on accumulated postretirement benefit obligation	81.3	72.0	72.5
Expected return on plan assets	(70.1)	(59.1)	(41.5)
Amortization of net actuarial loss	9.0	0.3	26.8
Amortization of prior service cost	1.5	1.4	1.4
Amortization of transition obligation	17.4	17.4	17.4

NET PERIODIC POSTRETIREMENT BENEFIT COST	$49.7	$41.2	$90.3

Cost capitalized	11.0	8.7	17.8
Cost charged to operating expenses	38.7	32.5	72.5

The funded status of the programs at December 31, 2001, 2000 and 1999 was as follows:

	2001	2000	1999

	(Millions of Dollars)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year	$1,075.8	$924.0	$1,097.0
Service cost	10.6	9.2	13.7
Interest cost on accumulated postretirement benefit obligation	81.3	72.0	72.5
Plan amendments	-	0.6	-
Net actuarial (gain) loss	143.6	124.6	(211.8)
Benefits paid and administrative expenses	(75.7)	(66.4)	(58.1)
Participant contributions	13.8	11.8	10.7

BENEFIT OBLIGATION AT END OF YEAR	$1,249.4	$1,075.8	$924.0

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$805.0	$834.4	$665.8
Actual return on plan assets	(29.4)	4.2	100.5
Employer contributions	49.8	21.0	115.5
Participant contributions	13.8	11.8	10.7
Benefits paid	(70.8)	(61.3)	(53.9)
Administrative expenses	(4.9)	(5.1)	(4.2)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	$763.5	$805.0	$834.4

Funded status	$(485.9)	$(270.8)	$(89.6)
Unrecognized net (gain) loss	188.6	(45.4)	(224.6)
Unrecognized prior service cost	8.9	10.4	11.2
Unrecognized transition obligation at January 1, 1993*	191.4	208.8	226.2

(ACCRUED) POSTRETIREMENT BENEFIT COST	$(97.0)	$(97.0)	$(76.8)

  *
  Being amortized over a period of 20 years.

The actuarial assumptions at December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999

	(Millions of Dollars)
DISCOUNT RATE	7.50%	7.75%	8.00%
EXPECTED RETURN ON PLAN ASSETS
Tax-exempt assets	9.20%	8.50%	8.50%
Taxable assets	8.20%	7.50%	7.50%

The health care cost trend rate assumed for 2002 was 8.0 percent. The rate was assumed to decrease gradually to 5 percent for 2006 and remain at that level thereafter.

A one-percentage point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease

	(Millions of Dollars)
Effect on accumulated postretirement benefit obligation	$158.3	$(138.7)
Effect on service cost and interest cost components	$13.2	$(11.3)

Note F - Environmental Matters

Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or generated in the course of operations of Con Edison of New York and may be present in its facilities and equipment.

The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and similar state statutes impose joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Liabilities under these laws can be material and in some instances may be imposed without regard to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred.

At December 31, 2001, Con Edison of New York had accrued $93.8 million as its best estimate of its liability for sites as to which it has received process or notice alleging that hazardous substances generated by Con Edison of New York and, in most instances, other potentially responsible parties were deposited. There will be additional liability relating to these sites and other sites, the amount of which is not presently determinable but may be material to Con Edison of New York's financial position, results of operations or liquidity.

Under Con Edison of New York's current electric, gas and steam rate agreements, site investigation and remediation costs in excess of $5 million annually incurred with respect to hazardous waste for which it is responsible are to be deferred and subsequently reflected in rates. At December 31, 2001, $22.1 million of such costs had been deferred as regulatory assets.

Suits have been brought in New York State and federal courts against Con Edison of New York and many other defendants, wherein a large number of plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of Con Edison of New York. Many of these suits have been disposed of without any payment by Con Edison of New York, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison of New York believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con

Edison of New York at this time, these suits are not expected to have a material adverse effect on its financial position, results of operations or liquidity.

Workers' compensation administrative proceedings have been commenced, wherein current and former employees claim benefits based upon alleged disability from exposure to asbestos. Based on the information and relevant circumstances known to Con Edison of New York at this time, these claims are not expected to have a material adverse effect on its financial position, results of operations or liquidity. At December 31, 2001, Con Edison of New York had accrued a $131.3 million provision as its best estimate of its liability for workers' compensation claims, including those related to asbestos exposure. Of this amount $60.5 million was deferred as a regulatory asset. Other legal proceedings have commenced, wherein non-employee contractors claim benefits based upon alleged disability from exposure to asbestos. At December 31, 2001, Con Edison of New York had accrued a $4.0 million provision as its best estimate of its liability for these alleged claims and deferred a like amount as a regulatory asset.

Note G - Nuclear Generation

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets, and the transfer to the buyer of Con Edison of New York's nuclear decommissioning trust funds. See Note I.

The NYPSC is investigating a February 2000 to January 2001 outage of the nuclear generating unit, its causes and the prudence of Con Edison of New York's actions regarding the operation and maintenance of the generating unit. The proceeding is reviewing, among other things, Con Edison of New York's inspection practices, the circumstances surrounding prior outages, the basis for postponement of the unit's steam generator replacement and whether, and to what extent, increased replacement power costs and repair and replacement costs should be borne by Con Edison's shareholders.

Con Edison of New York has billed to customers replacement power costs for the outage incurred prior to August 2000 and after October 2000, but not approximately $90 million of replacement power costs incurred in August through October 2000. Con Edison of New York has also accrued a $40 million liability for the possible disallowance of replacement power costs that it had previously recovered from customers.

An appeal is pending in the United States Court of Appeals for the Second Circuit of the October 2000 decision by the United States District Court for the Northern District of New York, in an action entitled Consolidated Edison Company of New York, Inc. v. Pataki, et al., in which the court determined that the law that directed the NYPSC to prohibit Con Edison of New York from recovering replacement power costs for the outage from customers was unconstitutional and granted Con Edison of New York's motion for a permanent injunction to prevent its implementation.

Con Edison of New York is unable to predict whether or not any proceedings, lawsuits, legislation or other actions relating to the nuclear generating unit will have a material adverse effect on its financial position, results of operations or liquidity.

Note H - Non-Utility Generators (NUGs)

Con Edison of New York has contracts with NUGs for approximately 3,100 MW of electric generating capacity, including a contract with the buyer of the approximately 1,000 MW nuclear generating unit that Con Edison of New York sold in 2001. Assuming performance by the NUGs, Con Edison of New York is obligated over the terms of the contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 2002-2006, the capacity and other fixed payments under the contracts are estimated to be $522 million, $523 million, $528 million, $513 million and $520 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly. For energy delivered under most of these contracts, Con Edison of New York is obligated to pay variable prices that are estimated to be lower than expected market levels. For energy from the nuclear generating unit sold by Con Edison of New York in 2001, Con Edison of New York is obligated to pay an average annual price of 3.9 cents per kilowatthour.

Under the terms of its electric rate agreements, Con Edison of New York is recovering in rates the charges it incurs under contracts with NUGs. The 2000 Electric Rate Agreement provides that, following March 31, 2005, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, the amount, if any, by which the actual costs of its purchases under the contracts exceed market value.

The Restructuring Agreement provided for a potential NUG contract disallowance of the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The Restructuring Agreement provided that Con Edison of New York could offset the potential disallowance by NUG contract mitigation and by 10 percent of the gross proceeds of any generating unit sales to third parties. Con Edison of New York has offset the entire $300 million maximum possible disallowance through NUG contract mitigation and generating plant divestiture proceeds.

Note I - Generation Divestiture

In 1999 Con Edison of New York completed the sale of almost 6,300 MW of its approximately 8,300 MW of electric generating assets for an aggregate price of $1.8 billion. The net book value of the assets sold was approximately $1 billion.

In 1999 pursuant to the Restructuring Agreement, $50 million of the net after-tax gain was applied as an increase to the accumulated depreciation reserve for Indian Point 2 and $29 million of accumulated deferred taxes and investment tax credits relating to the assets sold were recognized in income. Pursuant to the 2000 Electric Rate Agreement, the balance of the net after-tax gain (including interest accrued thereon) was applied in 2000 as follows: $188.2 million was credited against electric distribution plant balances, $107.3 million was used to offset a like amount of regulatory assets (including deferred power contract termination costs), $50 million was deferred for recognition in income during the 12 months ending March 31, 2002, and $12 million was deferred to be used for low-income customer programs. In addition $30 million of employee retirement incentive expenses related to the generation divestiture were deferred for amortization over 15 years and $15 million of such expenses were charged to income in 2000.

The 2000 Electric Rate Agreement provides for recovery of an approximately $74 million regulatory asset representing incremental electric capacity costs incurred prior to May 2000 to purchase capacity from the buyers of the generating assets Con Edison of New York sold in 1999, from the shareholders' portion of any earnings above the earnings sharing levels specified by each rate year. By March 2005 any remaining unrecovered balance will be charged to expense. Fifteen million dollars of this amount was charged to expense in December 2001. See "Rate and Restructuring Agreements" in Note A.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. The net after-tax gain from the sale, which has been deferred as a regulatory liability, was $37.1 million. In September 2001 Con Edison of New York completed the sale of its approximately 1,000 MW nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430 million (the amount provided for in the sales agreement). The net after-tax loss from the sale, which has been deferred as a regulatory asset, was $175.4 million. In addition Con Edison of New York was authorized effective September 2001 to continue to recover the cost of nuclear assets, which are included in rates, until the loss on divestiture has been recovered. The 2000 Electric Rate Agreement provides that Con Edison of New York "will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments." See "Rate and Restructuring Agreements" in Note A.

Note J - Income Tax

The components of income taxes are as follows:

	For the Year Ended December 31
	2001	2000	1999

	(Thousands of Dollars)
Charged to operations:
State
Current	$72,547	$22,233	-
Deferred - net	64,887	-	-
Federal
Current	404,859	111,081	857,717
Deferred - net	(99,929)	160,488	(455,419)
Amortization of investment tax credit	(7,000)	(7,955)	(8,151)

TOTAL CHARGED TO OPERATIONS	435,364	285,847	394,147

Charged to other income:
State
Current	$1,342	$(864)	-
Deferred - net	139	-	-
Federal
Current	(1,502)	(1,267)	101
Deferred - net	(6,348)	6,210	(13,835)
Amortization of investment tax credit	(1,827)	-	(14,332)

TOTAL CHARGED TO OTHER INCOME	(8,196)	4,079	(28,066)

TOTAL	$427,168	$289,926	$366,081

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities is as follows:

	As of
	December 31, 2001	December 31, 2000	December 31, 1999

	(Millions of Dollars)
Liabilities:
Depreciation	$1,253.6	$1,353.9	$1,284.6
SFAS No. 109	624.6	642.9	751.9
Other	264.3	317.2	282.9

TOTAL LIABILITIES	2,142.5	2,314.0	2,319.4

Assets:
Other	(119.9)	(179.0)	(198.3)

TOTAL ASSETS	(119.9)	(179.0)	(198.3)

NET LIABILITY	$2,022.6	$2,135.0	$2,121.1

Reconciliation of the difference between income tax expenses and the amount computed by applying the prevailing statutory income tax rate to income before income taxes is as follows:

	For the Year Ended December 31
	2001	2000	1999

	(% of Pre-tax income)
Statutory tax rate
Federal	35%	35%	35%
Changes in computed taxes resulting from:
State Income Tax	9%	2%	-
Depreciation related differences	4%	4%	5%
Cost of removal	(4)%	(7)%	(3)%
Amortization of taxes associated with divested assets	-	-	(3)%
Other	(4)%	(1)%	-

Effective Tax Rate	40%	33%	34%

Note K - Stock-Based Compensation

Under Con Edison's Stock Option Plan (the Plan), options may be granted to officers and key employees of Con Edison and its subsidiaries, for up to 10 million shares of Con Edison's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until 10 years from the grant date.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Con Edison of New York has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of Con Edison's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of proforma information regarding net income is required by SFAS No. 123. The information presented below relates to the income of Con Edison of New York. This information has been determined as if Con Edison of New York had accounted for the stock options awarded to officers and employees under the fair value method of that statement. The fair values of 2001, 2000, and 1999 options are $5.23, $4.42 and $7.90 per share, respectively. These values were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000	1999

Risk-free interest rate	5.22%	6.25%	5.24%
Expected lives - in years	8	8	8
Expected stock volatility	21.32%	20.51%	18.76%
Dividend yield	5.83%	6.60%	4.46%

The following table reflects pro forma net income had Con Edison of New York elected to adopt the fair value approach of SFAS No. 123 (income in millions):

	2001	2000	1999

Net income
As reported	$649	$570	$698
Pro forma	646	566	695

These pro forma amounts may not be representative of future disclosures due to changes in future market conditions and additional option grants in future years.

A summary of the status of stock options awarded to officers and employees of Con Edison of New York under the Plan as of December 31, 2001, 2000 and 1999 and changes during those years is as follows:

	Shares	Weighted Average Price

Outstanding at 12/31/98	2,378,950	$34.492
Granted	1,188,150	42.595
Exercised	(113,440)	27.875
Forfeited	(20,250)	40.264

Outstanding at 12/31/99	3,433,410	39.313
Granted	1,166,500	32.499
Exercised	(68,697)	29.732
Forfeited	(48,100)	39.231

Outstanding at 12/31/00	4,483,113	37.682
Granted	1,287,550	37.760
Exercised	(363,013)	29.740
Forfeited	(63,200)	41.414

Outstanding at 12/31/01	5,344,450	$38.215

The following summarizes the Plan's stock options outstanding at December 31, 2001:

Plan Year	Weighted Average Exercise Price	Shares Outstanding At 12/31/01	Remaining Contractual Life

2001	$37.760	1,282,050	9 years
2000	32.499	1,150,000	8 years
1999	47.873	1,161,200	7 years
1998	42.610	811,350	6 years
1997	31.500	578,150	5 years
1996	27.875	361,700	4 years

Note L - Financial Information by Business Segment

As of December 31, 2001, 2000 and 1999 there were outstanding vested options to purchase 939,850, 1,304,863 and 572,460 shares of common stock, respectively, at an exercise price below the closing market price on that day.

Pursuant to employment agreements, effective September 2000, certain senior officers of Con Edison of New York were granted an aggregate of 350,000 restricted stock units. The units, each of which represents the right to receive one share of Con Edison common stock and related dividends, vest over a five-year period or immediately upon the occurrence of certain events. Pursuant to APB No. 25, Con Edison of New York is recognizing compensation expense and accruing a liability for the units over the vesting period. The expense recognized for restricted stock during 2001 and 2000 was $3.1 million and $0.9 million, respectively. Con Edison of New York's business segments were determined based on similarities in economic characteristics, the regulatory environment, and management's reporting requirements. Con Edison of New York's principal business segments are:

  •
  Regulated Electric - consists of regulated activities relating to the generation, transmission and distribution of electricity in New York.

  •
  Regulated Gas - consists of regulated activities relating to the transportation, storage and distribution of natural gas in New York.

  •
  Regulated Steam - consists of regulated activities relating to the generation and distribution of steam in New York.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. See Note A.

Common services shared by the business segments (shared services) are assigned directly or allocated based on various cost factors, depending on the nature of the service provided.

The financial data for business segments are as follows:

	Regulated Electric
	2001	2000	1999

	(Thousands of Dollars)
Operating revenues	$6,350,360	$6,467,074	$5,672,348
Intersegment revenues	11,716	11,541	12,740
Depreciation and amortization	383,100	456,727	423,330
Income tax expense	359,437	219,598	328,032
Operating income	851,953	761,431	830,332
Interest charge	300,725	292,841	257,902
Total assets	11,355,992	11,557,815	11,021,856
Construction expenditures	766,250	752,460	515,149

	Regulated Gas
	2001	2000	1999

	(Thousands of Dollars)
Operating revenues	$1,268,095	$1,081,534	943,641
Intersegment revenues	3,181	3,113	2,811
Depreciation and amortization	64,162	60,279	62,692
Income tax expense	70,232	63,842	63,205
Operating income	166,678	165,080	151,733
Interest charge	63,654	58,068	47,581
Total assets	2,416,239	2,303,319	2,028,943
Construction expenditures	152,729	123,174	111,766
	Regulated Steam
	2001	2000	1999

	(Thousands of Dollars)
Operating revenues	$503,736	$452,135	$340,026
Intersegment revenues	1,903	2,023	1,667
Depreciation and amortization	17,902	18,173	17,996
Income tax expense	5,695	2,407	2,910
Operating income	27,893	25,557	19,450
Interest charge	20,768	18,191	15,363
Total assets	746,587	686,807	631,353
Construction expenditures	64,308	32,014	28,488
	Total
	2001	2000	1999

	(Thousands of Dollars)
Operating revenues	$8,122,191	$8,000,743	$6,956,015
Intersegment revenues	16,800	16,677	17,218
Depreciation and amortization	465,164	535,179	504,018
Income tax expense	435,364	285,847	394,147
Operating income	1,046,524	952,068	1,001,515
Interest charge	385,147	369,100	320,846
Total assets	14,518,818	14,547,941	13,682,152
Construction expenditures	983,287	907,648	655,403

Note M - Related Party Transactions

Con Edison of New York and Con Edison and its other subsidiaries provide administrative and other services to each other pursuant to cost allocation procedures approved by the PSC. The cost of the services provided by Con Edison of New York to Con Edison and its other subsidiaries was $40.3 million in 2001, $21.1 million in 2000 and $22.1 million in 1999. Con Edison and its other subsidiaries, including Orange and Rockland Utilities, Inc. (O&R), also provide services to Con Edison of New York. The cost of the services provided to Con Edison of New York by Con Edison and its other subsidiaries was $23.8 million in 2001, $18.7 million in 2000 and $17.7 million in 1999. In addition Con Edison of New York and O&R jointly purchase gas, the cost of which is allocated between the companies based on throughput and other factors. For its share of the gas, O&R paid Con Edison of New York $140.9 million in 2001 and $103.9 million in 2000.

In February 2002 the FERC authorized Con Edison of New York to lend funds to O&R, for periods of not more than 12 months, in amounts not to exceed $150 million at any time outstanding, at prevailing market rates.

Note N - Leases

The principal kinds of property leased by Con Edison of New York include office buildings, transmission and distribution facilities, and equipment. In accordance with SFAS No. 13, these leases are classified as either capital leases or operating leases. Most of the operating leases provide the option to renew at the fair rental value for future periods. Generally, it is expected that leases will be renewed or replaced in the normal course of business.

Capital leases: For ratemaking purposes capital leases are treated as operating leases, therefore, in accordance with SFAS No. 71 the amortization of the leased asset is based on the rental payments recovered through rates. The following assets and obligations under capital leases are included in the accompanying consolidated balance sheet at December 31, 2001 and 2000:

	2001	2000
	(Millions of Dollars)
UTILITY PLANT
Production	$-	$0.7
Transmission	13.5	14.9
Common	29.7	18.6

TOTAL	$43.2	$34.2

CURRENT LIABILITIES	$2.1	$2.8
NON-CURRENT LIABILITIES	41.1	31.4

TOTAL LIABILITIES	$43.2	$34.2

The future minimum lease commitments for the above assets are as follows:

(Millions of Dollars)

2002	$7.5
2003	7.8
2004	7.5
2005	7.3
2006	7.2
All years thereafter	42.2

Total	$79.5
Less: amount representing interest	36.3

Present value of net minimum lease payments	$43.2

Operating leases: Con Edison of New York made payments amounting to $26.4 million in 2001 under non-cancelable operating lease agreements relating to transformer vault rentals. These payments are expected to escalate by 3% per year until the agreement expires in 2004. The future minimum lease commitments under these lease agreements are as follows:

(Millions of Dollars)

2002	$27.2
2003	28.0
2004	28.8

Total	$84.0

Note O - Derivative Instruments and Hedging Activities

As of January 2001 Con Edison of New York adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" (collectively, SFAS No. 133).

Energy Price Hedging

Con Edison of New York uses derivative financial instruments to hedge market price fluctuations in related underlying transactions for the physical purchase or sale of electricity and gas (Hedges).

Pursuant to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), Con Edison of New York defers recognition in income of gains and losses on a Hedge until the underlying transaction is completed. Pursuant to rate provisions that permit the recovery of the cost of purchased power and gas, Con Edison of New York credits or charges to its customers gains or losses on Hedges and related transaction costs. See "Recoverable Energy Costs" in Note A. To the extent SFAS No. 71 does not allow deferred recognition in income, Con Edison of New York has elected special hedge accounting pursuant to SFAS No. 133 (Cash Flow Hedge Accounting).

Pursuant to Cash Flow Hedge Accounting, the mark-to-market unrealized gain or loss on each Hedge is recorded in other comprehensive income and reclassified to income at the time the underlying transaction is completed (except that any gain or loss relating to any portion of the Hedge determined to be "ineffective" is recognized in income in the period in which such determination is made).

Upon adoption of SFAS No. 133, Con Edison of New York had no transition adjustments to recognize in other comprehensive income. In 2001 Con Edison of New York reclassified to income from accumulated other comprehensive income after-tax net losses relating to Hedges of $3.0 million. As of December 31, 2001, unrealized after-tax losses amounting to $1.9 million relating to Hedges for which Cash Flow Hedge Accounting was used were for a term of less than two years and $1.0 million of after-tax losses relating to such Hedges was expected to be reclassified from accumulated other comprehensive income to income within the next 12 months.

Comprehensive Income

Unrealized (losses)/gains on derivatives net of tax included in accumulated other comprehensive income was as follows:

Twelve Months Ended December 31, 2001

(Millions of Dollars)
Unrealized (losses)/gains on derivatives qualified as hedges, net of $3.6 taxes	(4.9)
Reclassification adjustment for gains/(losses) included in net income, net of $2.1 taxes	3.0

Unrealized (losses)/gains on derivatives qualified as hedges, at December 31, 2001	$(1.9)

Note P - World Trade Center Attack

Con Edison of New York estimates that it will incur approximately $400 million of costs for emergency response, temporary restoration and permanent replacement of electric, gas and steam transmission and distribution facilities damaged as a result of the September 11, 2001 attack on the World Trade Center. Most of the costs are expected to be capital in nature. In December 2001 Con Edison of New York filed a petition with the NYPSC for authorization to defer the costs. The company estimates that its insurers will cover approximately $65 million of the costs. The company expects the NYPSC to permit recovery, from customers of the costs, net of any Federal reimbursement, insurance payment and tax savings. At December 31, 2001, the company had capitalized $54.9 million of such costs as utility plant and deferred $32.9 million of such costs as a regulatory asset. In addition at December 31, 2001, the company accrued a regulatory liability to defer recognition in income of an $81.5 million tax refund claim resulting from a casualty loss deduction taken by the company relating to the attack.

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14C
TABLE OF CONTENTS
Information About Nominees
Fees Paid to PricewaterhouseCoopers, LLC
Employment Contracts and Termination of Employment and Change in Control Arrangements
Stock Options
Option Grants in Last Fiscal Year (2001)
Aggregated Option Exercises in Last Fiscal Year (2001) and Fiscal Year-End Option Values (12/31/01)
Pension Plans
COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN
REPORT OF INDEPENDENT ACCOUNTANTS
Consolidated Edison Company of New York, Inc. CONSOLIDATED BALANCE SHEET
Consolidated Edison Company of New York, Inc. CONSOLIDATED BALANCE SHEET
Consolidated Edison Company of New York, Inc. CONSOLIDATED INCOME STATEMENT
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF RETAINED EARNINGS
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CASH FLOWS
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CAPITALIZATION
Consolidated Edison Company of New York, Inc. CONSOLIDATED STATEMENT OF CAPITALIZATION
Notes to Consolidated Financial Statements